As filed with the Securities and Exchange Commission on May 25, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

OMAGINE, INC.
(Exact name of registrant as specified in its charter)
Delaware	9995	20-2876380
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue, Suite 1103
New York, New York 10118
(212) 563-4141
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices )

Frank J. Drohan, Chief Executive Officer and Chief Financial Officer
Omagine, Inc.
350 Fifth Avenue, Suite 1103
New York, New York 10118
(212) 563-4141

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael Ference, Esq.
David Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [x]
(Do not check if a smaller reporting company)

i

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	3,000,000 (1)	$0.725 (2)	$2,175,000	$155.08 (3)

(1) Represents shares offered by the selling stockholder. Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transaction that could affect the shares to be offered by selling stockholder.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the Over-the-Counter Bulletin Board on May 21, 2010.

(3) Pursuant to Rule 429 promulgated under the Securities Act of 1933, the amount of registration fees does not include the $8.11 previously paid to the Securities and Exchange Commission relating to 105,012 shares of Common Stock previously registered pursuant to Registration Statement No. 333-156928. All of the foregoing shares remain unsold as of the filing of this registration statement.

Note regarding Combined Prospectus and Registration:

This Registration Statement on Form S-1 contains a combined prospectus pursuant to Rule 429 of Regulation C of the Securities Act with respect to the following previously filed Registration Statement:

Amendment No. 2 to Registration Statement on Form S-1, filed April 6, 2009, SEC File No. 333-156928.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED MAY 25, 2010

OMAGINE, INC.

3,105,012 Shares of Common Stock

This prospectus relates to the public offering of up to 3,105,012 shares of our common stock, par value $.001 per share by the selling stockholder. The Securities and Exchange Commission may take the view that, under certain circumstances, any broker-dealers or agents that participate with the selling stockholder in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. YA Global Investments, L.P. has informed us that it is an “underwriter” within the meaning of the Securities Act. The selling stockholder may sell common stock from time to time in the principal market on which the Company’s common stock is quoted and traded at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholder. We will pay the expenses of registering these shares.

Our common stock is quoted on the Over-The-Counter Bulletin Board and trades under the symbol “OMAG”.  The last reported sale price of our common stock on the Over-the-Counter Bulletin Board on May 24, 2010 was $0.70 per share.

The selling stockholder is offering these shares of common stock. The selling stockholder may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholder will receive all proceeds from such sales of the common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

Investing in these securities involves significant risks.  See "Risk Factors" beginning on page 7.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2010.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of when the time of delivery of this prospectus or the sale of any common stock occurs. The selling stockholder may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

OMAGINE, INC.

You may only rely on the information contained in this prospectus or that we have referred you to via this prospectus. We have not authorized anyone to provide you with different or further information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained herein by reference thereto in this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Omagine", "Company", “Registrant”, "we," "us," or "our" refer to Omagine, Inc., and its consolidated subsidiaries, unless the context otherwise requires.

General

Omagine, Inc. is the successor to Alfa International Corp. ("Alfa") which was incorporated in New Jersey in 1978. Alfa International Holdings Corp. ("AIHC") was incorporated on October 8, 2004 in Delaware solely to change Alfa's corporate domicile from New Jersey to Delaware via a merger which was effected on May 23, 2005. The Company has proposed to the Government of Oman (the "Government") the development of a real estate and tourism project (the "Omagine Project") to be developed in Oman by Omagine LLC (the "Project Company"). The Project Company will design, develop, own and operate the entire Omagine Project. We anticipate that the Omagine Project will be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the "Omagine Site") just west of the capital city of Muscat and nearby Muscat International Airport. We presently plan for the Omagine Project to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter, associated exhibition buildings, a boardwalk, an open air amphitheater and stage; open space green areas; a canal and an enclosed harbor and marina area; associated retail shops and restaurants, entertainment venues, boat slips, and docking facilities; a five-star resort hotel, a four-star resort hotel and possibly an additional three or four-star hotel; commercial office buildings; shopping and retail establishments integrated with the hotels, and approximately two thousand residences to be developed for sale.

In June 2007 AIHC changed its corporate name to Omagine, Inc. to align the Company's corporate identity with its real estate development business.

The Company conducts substantially all its operations through its wholly-owned subsidiaries, Journey of Light, Inc., a New York corporation ("JOL") and Omagine LLC, an Omani limited liability corporation (“Omagine LLC”). JOL and Omagine LLC are engaged primarily in the business of real estate development in the Sultanate of Oman ("Oman").

Our website address is www.omagine.com. Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part. Further, our references to the URLs for our website are intended to be inactive textual references only.

Our principal executive offices are located at 350 Fifth Avenue, Suite 1103, New York, N.Y. 10118. Our telephone number is (212) 563-4141.

About This Offering

On December 30, 2009, the Company effected a 1-for-100 reverse split of its Common Stock (“Reverse Split “) followed immediately by a 20-for-1 forward split of its Common Stock (“Forward Split “) (collectively, the “Stock Splits”). Except as otherwise noted herein, all share amounts mentioned herein and in the financial statements contained herein give retroactive effect to the Stock Splits.

This prospectus relates to a total of up to 3,105,012 shares of common stock of Omagine, Inc. offered by the selling stockholder, including 105,012 shares which have been and 3,000,000 shares that may be issued to the Investor under the SEDA, as those terms are defined below.

December 2008 Standby Equity Distribution Agreement

On December 22, 2008, the Company entered into a Standby Equity Distribution Agreement (the "SEDA") with YA Global Investments, L.P. ("YA"). The SEDA expires on April 30, 2011 and pursuant to its terms the Company may, at its discretion, periodically sell to YA shares of its common stock, par value $0.001 per share (the "Common Stock") in up to $200,000 tranches of equity for a total purchase price over the term of the SEDA of up to five million dollars ($5,000,000). For each share of Common Stock purchased under the SEDA, YA will pay to the Company ninety-five percent (95%) of the lowest daily volume weighted average price of the Company’s Common Stock as quoted by Bloomberg, LP, during the five (5) consecutive Trading Days after the date the Company provides an Advance Notice to YA (as such terms are defined in the SEDA). YA's obligation to purchase shares of Common Stock under the SEDA is subject to certain conditions, including (i) the Company obtaining an effective registration statement for shares of Common Stock sold under the SEDA and (ii) the amount for each equity tranche designated by the Company not exceeding two hundred thousand dollars ($200,000). Omagine, Inc. filed a registration statement for the shares of Common Stock to be sold under the SEDA (Commission File Number 333-156928) and on May 1, 2009 the Securities and Exchange Commission declared such registration statement to be effective. Between May 1, 2009 and the date hereof, the Company sold, pursuant to the SEDA, an aggregate of 1,878,841 shares of its Common Stock to YA and received aggregate proceeds of $780,000 from such sales. The 3,105,012 shares included in this prospectus represent 105,012 shares which were included in the prior registration statement which was declared effective on May 1, 2009 and remain unsold, and 3,000,000 additional shares issuable under the SEDA (the “Resale Shares”).

In connection with the SEDA, the Company entered into a registration rights agreement with YA (the "Registration Rights Agreement") pursuant to which the Company agreed to register for resale the shares of Common Stock that may be purchased by YA pursuant to the SEDA and shares of Common Stock issued to YA as a commitment fee pursuant to the terms of the SEDA.

Number of Shares Outstanding After This Offering

As of May 10, 2010, 11,520,864 shares of our Common Stock were outstanding. The number of shares of Common stock outstanding after this offering will be 14,520,864.
The Offering

Common Stock outstanding prior to the offering	11,520,864 (as of May 10, 2010)

Common Stock offered by the selling stockholder	Up to 3,105,012 shares (including 105,012 outstanding shares and 3,000,000 shares issuable under the SEDA)

Common Stock to be outstanding after the offering	14,520,864

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock hereunder. See “Use of Proceeds” for a complete description.

Estimated use of proceeds

We will not receive any of the proceeds resulting from the sale of the shares of Common Stock held by the selling stockholder.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” If any of the following risks actually cause the occurrence of adverse circumstances, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company’s common stock could decline and you may lose all or part of your investment.

Risks Related to Our Company and Our Business

We have no history of profitability from the development of real estate.

The Omagine Project may never come to fruition, and if it does it still may never result in a profit to the Company. Sales of our real estate development properties, and income, if any, from the Omagine Project may never generate sufficient revenues to fund our continuing operations. We may never generate positive cash flow or attain profitability in the future.

Because of our limited history and the potential for competition an investment in our Company is inherently risky.

Because we are a company with a limited history, our operations are subject to numerous risks similar to that of a start-up company. We expect the real estate development business to be highly competitive because many developers have access to the same market. Substantially all of them have greater financial resources and longer operating histories than we have and can be expected to compete within the business in which we engage and intend to engage. We cannot assure that we will have the necessary resources to be competitive.

We may not be able to conduct successful operations in the future.

The results of our operations will depend, among other things, upon our ability to develop and market the Omagine Project. Furthermore, our proposed operations may not generate income sufficient to meet operating expenses or may generate income and capital appreciation, if any, at rates lower than those anticipated or necessary to sustain ourselves. Our operations may be affected by many factors, some known by us, some unknown, and some which are beyond our control. Any of these problems, or a combination thereof, could have a materially adverse effect on our viability as an ongoing enterprise and might cause the investment of our shareholders to be impaired or lost.

To fully develop our business plan we will need additional financing.

For the foreseeable future, we expect to rely principally upon financing from sales of Common Stock made pursuant to the SEDA as we have done during the last three quarters of our 2009 fiscal year and the first quarter of 2010. We have raised limited private placement funds during the past several years and may be required to do so in the future. We cannot guarantee the success of this plan. We believe that from time to time, we may have to obtain additional financing in order to conduct our business in a manner consistent with our proposed operations. There is no guaranty that additional funds will be available when, and if, needed. If we are unable to obtain financing, or if its terms are too costly, we may be forced to curtail expansion of operations until such time as alternative financing may be arranged, which could have a materially adverse impact on our operations and our shareholders' investment. At the present time, we are negotiating with banks and investors with regard to debt and equity financing for the Omagine Project.

We anticipate that we will be subject to intense competition.

We will face intense competition in the development of real estate in Oman. Other developers have started developing real estate in nearby areas with similar residential developments.

Even after entering into the Standby Equity Distribution Agreement, we lack capital.

Even after our entry into the SEDA, we lack the capital necessary to independently sustain our operations. Management is actively negotiating financing through other equity investor sources in order to meet its working capital needs. There can be no guaranty that additional funds will be available. If we are unable to obtain additional financing, or if its terms are too costly, we may be forced to curtail expansion of operations until such time as alternative financing may be arranged which could have a materially adverse impact on our operations and our shareholders' investment.

Our ultimate success will be dependent upon management.

Our success is dependent upon the decision making ability of our directors and executive officers, who are Frank J. Drohan, Charles P. Kuczynski, Salvatore J. Bucchere, Kevin O’C Green and Louis Lombardo. These individuals intend to commit as much time as deemed necessary to our business. The loss of any or all of these individuals could have a materially adverse impact on our operations. We have a written employment agreement with our president, Mr. Drohan but not with our other officers or directors (See: Executive Compensation – Employment Agreements).  We have not obtained key man life insurance on the lives of any of these individuals.

We are subject to risks associated with investments in real estate.

The value of, and our income from, our proposed properties may decline due to developments that adversely affect real estate generally and those that are specific to our properties. General factors that may adversely affect our potential real estate holdings include:

•	increases in interest rates;

•	adverse changes in foreign exchange rates;

•	a decline in prevailing rental rates for the properties we intend to own and lease;

•	a general tightening of the availability of credit;

•	a decline in the economic conditions in Oman;

•	an increase in competition for customers or a decrease in demand by customers for the residential and commercial properties we plan to develop and offer for sale;

•	an increase in supply in Oman of property types similar to that being developed by us;

•	declines in consumer spending during an economic recession that adversely affect our revenue; and

•
the adoption by the relevant government authorities of more restrictive laws and governmental regulations, including more restrictive zoning, land use or environmental regulations or increased real estate taxes.

Additional factors may adversely affect the value of, and our income from, specific potential properties, including:

•	adverse changes in the perceptions of prospective purchasers or users of the attractiveness of the properties developed by us;

•	opposition from local community or political groups with respect to development or construction at a particular site;

•	a change in existing comprehensive zoning plans or zoning or environmental regulations that impose additional restrictions on use or requirements with respect to the properties to be developed by us;

•	our inability to provide adequate management and maintenance or to obtain adequate insurance for the properties to be developed by us;

•	an increase in operating costs;

•	new development of a competitor's property in close proximity to the Omagine Project;

•	earthquakes, floods or underinsured or uninsured natural disasters; and

•	terrorism or political instability in Oman.

The occurrence of one or more of the above risks could result in significant delays or unexpected expenses. If any of these occur, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in the Omagine Project.

We are subject to risks associated with real estate development.

The Omagine Project is subject to significant risks relating to our ability to complete it on time and within budget. Factors that may result in the Omagine Project or any other development project we may undertake exceeding budget or being prevented from completion include:

•	an inability to secure sufficient financing on favorable terms, including an inability to refinance construction loans;

•	failure to sign a development agreement with the Government of Oman;

•
the negative effects presently in the marketplace from the worldwide economic slowdown and banking crisis of 2008, including the tighter lending standards instituted by banks and financial institutions, the reduced availability of credit facilities from banks and the reduction in the prices of housing and commercial properties and falling consumer and/or business confidence, could affect the company’s ability to sell homes and to sell and/or lease commercial properties and/or secure financing;

•	construction delays or cost overruns, either of which may increase project development costs;

•	an increase in commodity costs;

•	an inability to obtain zoning, environmental, occupancy or other required Oman governmental permits and authorizations.

If any of the forgoing occurs, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in the Omagine Project or in other properties we may then have under development.

We are vulnerable to concentration risks because our proposed operations are presently exclusively in Oman and our future operations are planned to be exclusively in Oman and the Middle East and North Africa (“MENA”) market. Our real estate activities are presently concentrated exclusively on the Omagine Project to be located in Oman. Because of such geographic and project specific concentration, our operations are more vulnerable to local economic downturns and adverse project-specific risks than those of larger, more diversified companies.

The performance of Oman’s economy greatly affects our prospects for sales and revenue growth and consequently the underlying values of the properties to be developed by us. The Oman economy is heavily influenced by the prices of crude oil and natural gas which are Oman’s main export products and sources of revenue. Fluctuations in the international price of crude oil affects Oman’s revenue and budget considerations and a decrease in government supported projects and employment through budget cuts or otherwise, could adversely affect the economy in Oman.

Our results of operations and financial condition are greatly affected by the performance of the real estate industry.

Our real estate activities are subject to numerous factors beyond our control, including local real estate market conditions in Oman and in areas where our potential customers reside, substantial existing and potential competition, general economic conditions in Oman, the MENA region and internationally, fluctuations in interest rates and mortgage availability and changes in demographic conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by economic circumstances, market fundamentals, competition and demographic conditions. Because of the effect these factors have on real estate values, it is difficult to predict with certainty the sales prices that will be realized for individual assets or the level of future sales revenue that will be realized from the operation and/or leasing of various properties.

Our real estate operations will also be dependent upon the availability and cost of mortgage financing for our potential customers to the extent they finance the purchase from us of the residences or any of the commercial properties we intend develop.

The real estate business is very competitive and many of our competitors are larger and financially stronger than we are.

The real estate business is highly competitive. We compete with a large number of companies and individuals, and many of them have significantly greater financial and other resources than we have. Our competitors include local developers who are committed primarily to the Oman market and also international developers who acquire properties throughout the MENA region. Because we are a company with a limited history, our operations are subject to numerous risks similar to that of a start-up company. We cannot assure that we will have the necessary resources to be competitive.

Our operations are subject to natural risks.

Our performance may be adversely affected by weather conditions that delay development or damage property.

The U.S. military intervention in Iraq, the terrorist attacks in the U.S. on September 11, 2001 and the potential for additional future terrorist acts have created economic, political and social uncertainties that could materially and adversely affect our business. Further acts of terrorism could be directed against the U.S. domestically or abroad. These acts of terrorism could be directed against properties and personnel of American companies that work abroad, particularly companies that operate in the Middle East, such as ours. Terrorism and war and military developments may materially and adversely affect our business and profitability and the prices of our common stock in ways that we cannot predict at this time.

Risks Relating to Our Common Stock

Our stock price may be volatile and you may not be able to resell your shares at or above your purchase price.

There has been, and continues to be, a limited public market for our common stock. Although our common stock trades on the Over the Counter Bulletin Board, an active trading market for our shares has not developed, and may never develop or be sustained. If you purchase shares of our common stock, you may not be able to resell those shares at or above the price you paid. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

•
changes in market valuations of other real estate companies, particularly those that sell products similar to ours; announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	departure of key personnel.

Much of our common stock is currently restricted. As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Our common stock has a limited public trading market.

While our common stock currently trades in the Over-the-Counter market on the Bulletin Board, the market for our common stock is limited and sporadic. We cannot assure that such market will improve in the future, even if our common stock is ever listed on a national stock exchange. We cannot assure that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market for our common stock does develop, the price may be highly volatile. The factors which we have discussed in this document may have a significant impact on the market price of the common stock. The relatively low price of our common stock may keep many brokerage firms from engaging in transactions in our common stock.

The Over-the-Counter market for stock such as ours has had extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and in the investment markets generally, as well as economic conditions and annual variations in our operational results may have a negative effect on the market price of our common stock.

Additional stock offerings may dilute current stockholders.

Given our plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible into or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional capital stock may dilute the ownership of our current stockholders.

Our management collectively beneficially owns 15% of our presently outstanding common stock and this concentration of ownership may have the effect of preventing a change in control.

Collectively our officers and directors beneficially own approximately fifteen percent (15%) of our outstanding shares of common stock. As a result, if our officers and directors act in concert, they will have the ability to exercise substantial influence over our business by virtue of their voting power with respect to the election of directors and all other matters requiring action by stockholders. Such concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of the Company.

Our ability to issue preferred stock may adversely affect the rights of our common stockholders and may make takeovers more difficult, possibly preventing you from obtaining the optimal share price.

Our Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which would have the designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Our common stock will be subject to the “penny stock” rules of the SEC, which may make it more difficult for you to sell our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that:

• the broker or dealer approve a person's account for transactions in penny stocks; and
• the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.
In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

• obtain the financial information and investment experience objectives of the person; and

• make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

• sets forth the basis on which the broker or dealer made the suitability determination; and
• states that the broker or dealer received a signed, written agreement from the investor prior to the transaction.
Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The regulations applicable to penny stocks may severely affect the market liquidity for your common stock and could limit your ability to sell your securities in the secondary market.

As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There are substantial risks associated with the Standby Equity Distribution Agreement with YA Global Investments, L.P. which could contribute to the decline of our stock price and have a dilutive impact on our existing stockholders

In order to obtain needed capital, we entered into a Standby Equity Distribution Agreement with YA Global Investments, L.P. dated as of December 22, 2008.

The sale of shares of our common stock pursuant to the SEDA has had and will continue to have a dilutive impact on our stockholders. We believe YA Global intends to promptly re-sell the shares we issue to them under the SEDA and that such re-sales could cause the market price of our common stock to decline significantly with advances under the SEDA. To the extent of any such decline, any subsequent advances would require us to issue a greater number of shares of common stock to YA Global in exchange for each dollar of the advance.  Under these circumstances our existing stockholders would experience greater dilution. The sale of our common stock under the SEDA could encourage short sales by third parties, which could contribute to the further decline of our stock price.

USE OF PROCEEDS

We will not receive any of the proceeds resulting from the sale of the shares held by the selling stockholder.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements and other similar forecasts and statements of expectations which are contained in this prospectus since such statements reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations and growth strategy. No assurances can be given regarding the achievement of future results, as actual results may differ materially from projected future results as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•
the uncertainty of success associated with Omagine LLC’s ongoing efforts relative to its signing of the Development Agreement with the government of the Sultanate of Oman relating to the Omagine project;

•	the uncertainty associated with political events in the Middle East in general;

•	the success or failure of the Company’s continuing efforts to secure additional financing.

SELLING STOCKHOLDER

The table below sets forth information concerning the resale of shares of common stock by the selling stockholder.

We will not receive any proceeds from the resale of the common stock by the selling stockholder.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each such person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each such person will own after this offering, assuming they sell all of the shares offered. The selling stockholder has not held any position or office or had any other material relationship other than the SEDA with us or any of our predecessors or affiliates within the past three years.

Name	Shares of Common Stock Owned Prior to the Offering (1)	Percentage of Ownership Before the Offering (1)	Number of Shares Being Offered		Shares of Common Stock Owned After the Offering(2)	Percentage of Ownership After the Offering(2)

YA GLOBAL INVESTMENTS, L.P. (3)	105,012	*	3,105,012	(4)	0	0%

* less than 1%

(1) Applicable percentage ownership is based on 11,520,864 shares of common stock of the Company outstanding as of May 10, 2010 and on common stock owned by the selling stockholder including securities owned by the selling stockholder that are exercisable for or convertible into shares of common stock within 60 days of May 10, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock underlying securities that are currently exercisable or convertible or exercisable or convertible within 60 days of May 10, 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

(2) Assumes all shares offered hereby are sold.

(3) YA Global is the investor under the SEDA. All investment decisions of, and control of, YA Global are held by its investment manager, Yorkville Advisors, LLC (“Yorkville Advisors”). Mr. Mark Angelo, the portfolio manager of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors.  YA Global Investments, L.P., has informed us that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, and to the best of our knowledge no other underwriter or person has been engaged to facilitate the sale of shares of our stock in this offering.

(4)  The shares being registered include 105,012 outstanding shares issued in connection with the SEDA and 3,000,000 shares  issuable upon our sale of Common Stock to YA Global in connection with the SEDA.

PLAN OF DISTRIBUTION

The selling stockholder of the common stock (“Selling Stockholder”) and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the Resale Shares by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholder without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person.  We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET PRICE AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Common Stock

Our common stock is quoted and traded on the Over-The-Counter Bulletin Board under the symbol "OMAG". For the twenty (20) trading day period from February 10, 2010 to March 10, 2010, our stock ticker symbol was “OMAGD”, as a result of the Stock Splits.

The following table sets forth the range of the high and low prices for the Common Stock for the periods indicated. The table reflects inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Common Stock (1)

Quarter Ended	High	Low
3/31/08	2.00	1.35
6/30/08	4.40	4.40
9/30/08	2.75	2.55
12/31/08	2.20	1.85

3/31/09	1.25	1.25
6/30/09	0.50	0.50
9/30/09	0.60	0.50
12/31/09	0.70	0.65

3/31/10	0.55	0.55
6/30/10 (as of May 24, 2010)	0.80	0.34

(1)           per share prices shown  give effect to the Stock Splits

On May 24, 2010, the last reported sale price of our common stock on the Over-The-Counter Bulletin Board was $0.70.

Holders

As of May 10, 2010, there were 11,520,864 shares of common stock issued and outstanding and there were approximately 826 holders of record of our common stock.

As of May 10, 2010 we had the following shares of common stock reserved for issuance: 38,479,136

Dividends

We have not declared any cash dividends on our common stock since inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any decisions as to future payment of cash dividends will depend on our earnings and financial position and such other factors as the Board of Directors deems relevant.

The transfer agent for Omagine's Common Stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

EQUITY COMPENSATION PLAN INFORMAITON

The following table summarizes information as of the close of business on December 31, 2009 about the options under the Omagine, Inc. 2003 Stock Option Plan (the "Plan") as adjusted for the Stock Splits authorized by the Company's stockholders and effected as of December 30, 2009. The Plan is explained further in Note 5 to the accompanying consolidated financial statements.

	Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)
	(a)	(b)	(c)
Omagine Plan	530,000	$2.01	1,970,000
Non-Omagine Plan	0	$0.00	0
TOTAL	530,000	$2.01	1,970,000

DESCRIPTION OF BUSINESS

Omagine, Inc. conducts substantially all its operations through its wholly-owned subsidiaries, JOL and Omagine LLC. JOL and Omagine LLC are engaged primarily in the business of real estate development in the country of the Sultanate of Oman ("Oman").

Omagine had two other wholly owned subsidiaries: Contact Sports, Inc. ("Contact") and Ty-Breakers Corp. ("Ty-Breakers"), both of which were engaged in the apparel business and both of which were merged with and into Omagine on March 26, 2008.

The Company plans to continue its focus on real-estate development, entertainment and hospitality ventures and on developing, building, owning and operating tourism and residential real-estate development projects, primarily in the Middle East and North Africa.

Products, Services, Marketing and Distribution

The Omagine Project

The Company is engaged primarily in the business of real estate development in the country of the Sultanate of Oman ("Oman"). The Company has proposed to the Government of Oman (the "Government") the development of a real estate and tourism project (the "Omagine Project") to be developed in Oman by Omagine LLC (the "Project Company"). The Project Company will design, develop, own and operate the entire Omagine Project.

We anticipate that the Omagine Project will be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the "Omagine Site") just west of the capital city of Muscat and nearby Muscat International Airport. We presently plan for the Omagine Project to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter, associated exhibition buildings, a boardwalk, an open air amphitheater and stage; open space green areas; a canal and an enclosed harbor and marina area; associated retail shops and restaurants, entertainment venues, boat slips, and docking facilities; a five-star resort hotel, a four-star resort hotel and possibly an additional three or four-star hotel; commercial office buildings; shopping and retail establishments integrated with the hotels, and approximately two thousand residences to be developed for sale.

The agreement which will govern the design, development, construction, management and ownership of the Omagine Project is the “Development Agreement”.

Pursuant to the Development Agreement as presently contemplated, the Government will issue a license to the Project Company designating the Omagine Project as an Integrated Tourism Complex ("ITC") and as such, the Project Company will be allowed to sell the freehold title to residential properties developed on the Omagine Site to any person, including any non-Omani person. Non- Omani persons (such as expatriates living and working in Oman) are forbidden by law to purchase any land outside of an ITC.

Significant commercial, retail, entertainment and hospitality elements are also included in the Omagine Project which is expected to take about 5 years to complete. The Company plans, over time, to also be in the property management, hospitality and entertainment businesses.

In accordance with Omani law, Omagine LLC was legally formed in Oman as a limited liability company on November 23, 2009, the date of formal approval by the Ministry of Commerce and Industry ("MOCI"). Omagine LLC is presently 100% owned by the Company.

The Company plans to reduce its 100% ownership of Omagine LLC in the near future by causing Omagine LLC to sell newly issued shares of its capital stock to investors. The investors are Consolidated Contractors International Company, S.A.L. ("CCIC") and three Omani investors (the "Omani Shareholders"). All proceeds from such sales of capital stock will belong to Omagine LLC. The three Omani Shareholders are: (i) the Office of Royal Court Affairs, an Omani organization representing the interests of His Majesty, Sultan Qaboos bin Said, the ruler of Oman, ("RCA"), (ii) Al-Mabkharah LLC, an Omani limited liability company ("ALM"), and (iii) the Oman Integrated Tourism Projects Fund (the "OITP Fund").  None of the Omani Shareholders are affiliates of the Company.

The OITP Fund is an investment fund managed by Bank Muscat, its designated fund manager. On October 21, 2009 the Omani Union Real Estate Development Company LLC ("ORDC") and the Company decided that ORDC would not, as previously planned, be an investor in Omagine LLC. On the same day - October 21, 2009 - the Company made arrangements with the OITP Fund to replace ORDC as an investor in Omagine LLC on terms identical to those memorialized in the prior agreement with ORDC. Because the Company intends, as previously disclosed, to cause Omagine LLC to appoint Bank Muscat as the financial advisor to Omagine LLC, the Company views the participation of the OITP Fund as an equity investor in Omagine LLC as a positive event that aligns the interests of a major investor in Omagine LLC with the interests of the bank that will be responsible for arranging the project financing that Omagine LLC will ultimately require.

Prior to the signing of the Development Agreement by Omagine LLC and the Government, the Omani Shareholders and CCIC (collectively, the "New Shareholders") and the Company will enter into a written "Shareholders' Agreement" with respect to, among other things, their respective investments in Omagine LLC and the corporate governance and management of Omagine LLC. The Shareholders' Agreement is presently being reviewed by attorneys for the New Shareholders in anticipation of its imminent signing. The attorneys for the New Shareholders will also review the final draft Development Agreement as soon as it becomes available, after which the Shareholders' Agreement will be executed, the New Shareholders will be formally registered as such with the Ministry of Commerce and Industry in Oman and the Development Agreement will be signed by Omagine LLC and the Government.

In April 2010 a representative of the Office of Royal Court Affairs (“RCA”), which is one of the Omani Shareholders, met with the Minister of Tourism to determine the status of the final approval process by the Government. The Minister informed the RCA representative that the final draft Development Agreement would be approved shortly by the Ministry of Tourism (“MOT”) and a copy delivered to Omagine LLC for delivery to, and review by, the attorneys for the New Shareholders. The review of the final draft Development Agreement by the attorneys for the New Shareholders, is a necessary condition precedent to the signing of the Shareholders' Agreement by them.

The Development Agreement consists of two (2) parts: (i) the "Main Agreement", and (ii) the "Schedules" to the Main Agreement. On April 18, 2010 management and its attorneys met with representatives of the MOT and resolved all remaining issues with respect to the Schedules. MOT requested that we prepare and deliver to them one new Schedule (“Schedule 24”). As of the date hereof the Main Agreement and all the Schedules except Schedule 24 have been approved by the MOT. On May 3, 2010, as requested, we delivered our draft of Schedule 24 to MOT. On May 11, 2010, management spoke to the Minister of Tourism who indicated MOT’s agreement with the main points of our draft of Schedule 24. The Minister confirmed that MOT would send us their re-draft of Schedule 24 very shortly. We are presently awaiting receipt of MOT’s re-draft of Schedule 24. Immediately after the approval of Schedule 24, printed and bound copies of the final draft Development Agreement will be delivered by Omagine LLC to MOT. MOT will then officially deliver the final draft Development Agreement to the Ministry of Finance (“MOF”) and the Ministry of Legal Affairs (“MOLA”) for their official approval. Since representatives of both MOF and MOLA have been involved in every step of the negotiation process to date, the official approvals from MOF and MOLA are viewed by management as simply procedural in nature and such approvals are expected to be forthcoming.

The final draft Development Agreement will also be delivered by Omagine LLC to the lawyers for the New Shareholders for their review, which review is anticipated to take no more than a few days. Subsequent to this review and to the official approvals of MOF and MOLA, the Company and the New Shareholders will execute the Shareholders' Agreement, the New Shareholders will be formally registered as such with MOCI, and the Development Agreement will be signed by Omagine LLC and the Government.

As of the date hereof, no date has yet been established for the signing of the Development Agreement but the Company presently anticipates that the Development Agreement will be signed by Omagine LLC and the Government shortly after the execution of the Shareholders’ Agreement.

As presently contemplated by the Shareholders’ Agreement and as detailed in Exhibit 10.10, the Company's 100% ownership of Omagine LLC will be reduced to 50.5% in the following manner:

1. The New Shareholders (CCIC, RCA, ALM, and the OITP Fund) will subscribe for and purchase an aggregate of 49.5% of the capital stock of Omagine LLC for an aggregate cash investment into Omagine LLC of forty two million forty four thousand three hundred seventy five Omani Rials (“OMR”) (42,044,375 OMR) equivalent to approximately one hundred nine million three hundred fifteen thousand three hundred seventy five U.S. dollars ($109,315,375), and

2. In addition to the twenty thousand Omani Rials (20,000 OMR) equivalent to approximately fifty two thousand U.S. dollars ($52,000) of initial capital invested by the Company to organize Omagine LLC in November 2009, the Company will, prior to the date the Development Agreement is signed (the "Execution Date"), invest an additional  fifty five thousand seven hundred fifty Omani Rials (55,750 OMR) equivalent to approximately one hundred forty four thousand nine hundred fifty U.S. dollars ($144,950) , and, subsequent to the Execution Date, invest a further additional one hundred seventy six thousand seven hundred fifty Omani Rials (176,750 OMR) equivalent to approximately four hundred fifty nine thousand five hundred fifty U.S. dollars ($459,550), for a total aggregate investment by the Company into Omagine LLC of two hundred fifty two thousand five hundred Omani Rials (252,500 OMR) equivalent to approximately six hundred fifty six thousand five hundred U.S. dollars ($656,500).

The foregoing investments into Omagine LLC are presently planned to be made in the following manner and in accordance with the following schedule:

1. Prior to the Execution Date the New Shareholders will invest seventy four thousand two hundred fifty Omani Rials (74,250 OMR) equivalent to approximately one hundred ninety three thousand fifty U.S. dollars ($193,050) and the Company will invest the aforementioned additional fifty five thousand seven hundred fifty Omani Rials (55,750 OMR) equivalent to approximately one hundred forty four thousand nine hundred fifty U.S. dollars ($144,950), and the Omani Shareholders will purchase variable convertible promissory notes from Omagine LLC ("Notes"), which Notes when fully funded will be in the aggregate principal amount of twenty two million nine hundred seventy eight thousand one hundred twenty five Omani Rials (22,978,125 OMR) equivalent to approximately fifty nine million seven hundred forty three thousand one hundred twenty five U.S. dollars ($59,743,125) (the “Aggregate Principal”),and

2. During the six month period subsequent to the Execution Date:

2.1
the Omani Shareholders will fund approximately seventy-five percent (75%) of the Aggregate Principal of the Notes by paying Omagine LLC an aggregate of seventeen million two hundred thirty three thousand five hundred ninety three Omani Rials (17,233,593 OMR) equivalent to approximately forty four million eight hundred seven thousand three hundred forty two U.S. dollars in cash ($44,807,342), and

2.2
Omagine LLC will pay the Company one hundred seventy six thousand seven hundred fifty Omani Rials (176,750 OMR) equivalent to approximately four hundred fifty nine thousand five hundred fifty U.S. dollars ($459,550) which Omagine LLC will owe to the Company after the Shareholders' Agreement is signed (the "Exchange Amount") and promptly after receiving the Exchange Amount from Omagine LLC, the Company will invest the Exchange Amount into Omagine LLC, and

3. The "Financing Agreement Date" is the day subsequent to the Execution Date upon which Bank Muscat and/or other lenders execute and deliver to Omagine LLC a written term sheet with respect to, and describing the terms and conditions of, a proposed financing agreement for the Omagine Project. The Financing Agreement Date is projected by management to occur approximately six months after the Execution Date. Within ten (10) days after the Financing Agreement Date the Omani Shareholders will fund the remaining approximately twenty-five percent (25%) of the Aggregate Principal of the Notes by paying Omagine LLC an aggregate of five million seven hundred forty four thousand five hundred thirty two Omani Rials (5,744,532 OMR) equivalent to approximately fourteen million nine hundred thirty five thousand seven hundred eighty three U.S. dollars ($14,935,783), and the Aggregate Principal will immediately thereafter be automatically converted into the right to receive shares of Omagine LLC in accordance with the terms of the Notes, and CCIC will invest an additional eighteen million nine hundred ninety two thousand Omani Rials (18,992,000 OMR) equivalent to approximately forty nine million three hundred seventy nine thousand two hundred U.S. dollars ($49,379,200).

Each Note includes a provision requiring its immediate mandatory conversion into the right to receive shares of Omagine LLC after such Note has been fully funded by the relevant Omani Shareholder. (See: Exhibit 10.10). In the event that any Note is not fully funded in accordance with the funding schedule in the Note (a “Default”), which is an unlikely event in the opinion of management, then Omagine LLC is not obligated to accept further funding installments from the relevant Note holder and the outstanding principal balance of such Note at the date of such Default, if any, becomes due and payable by Omagine LLC one (1) year from the date of such Default (the “Payment Date”) and without interest, and the Company (Omagine, Inc.) then has the option exercisable at any time prior to the Payment Date, but not the obligation, to purchase any shares of Omagine LLC owned by such Note holder as of the date of such Default.

The Company and the New Shareholders are referred to herein and in the draft Development Agreement as the "Founder Shareholders" of Omagine LLC. The Company capitalized Omagine LLC at formation by depositing 20,000 Omani Rials, equal to approximately USD $52,000, (the "Company Capital Contribution") into a bank account opened in Bank Muscat in the name of Omagine LLC and the Company was subsequently issued all 200,000 of the presently issued and outstanding shares of Omagine LLC.

Pursuant to the proposed Shareholders' Agreement, after the issuance of the Omagine LLC shares purchased by the New Shareholders and the Company, and the purchase by CCIC of the Omagine LLC shares as described above and in Exhibit 10.10, and assuming the conversion of the Aggregate Principal of the Notes into shares of Omagine LLC, Omagine LLC will have 5,000,000 shares issued and outstanding and such shares will be owned as follows: the Company will own 2,525,000 shares (50.5%);  the OITP Fund will own 1,000,000 shares (20%);  RCA will own 625,000 shares (12.5%);  CCIC will own 600,000 shares (12.0%);  and ALM will own 250,000 shares (5%).

Pursuant to the Shareholder's Agreement and the Oman Companies Law, the Omagine LLC shareholders plan to change the corporate form and structure of Omagine LLC at some time after the Execution Date from a limited liability company to a closed joint stock company and such change will have no effect on the investment amounts or percentage ownership amounts outlined above.

All of the aforementioned investment amounts and ownership percentages were negotiated by Company management on behalf of Omagine LLC in arms-length transactions between the Project Company and the New Shareholders. No New Shareholder is an affiliate of the Company.

As presently contemplated by the proposed Shareholders' Agreement:

1. The Company and the New Shareholders will have representation on the Board of Directors of Omagine LLC but the Company's representatives will at all times have a majority of the votes on such Board of Directors.

2. The Government is not a shareholder of Omagine LLC.

3. The current Managing Director and chief executive officer of Omagine LLC, Frank J. Drohan, will continue in that position.

4. The Chairman, who shall have no day to day operating role in the management or operation of the business of Omagine LLC but shall be the primary spokesman and advocate in Oman for the Project Company, shall be nominated by RCA.

5. The Deputy Managing Director shall be Mr. Sam Hamdan.

The Company has again updated its projected financial model for the Omagine Project since doing so in November 2009 and such updated financial model presently forecasts net positive cash flows for Omagine LLC in excess of 900 million dollars over the five year period subsequent to the signing of the Development Agreement with a net present value of the project of approximately 400 million dollars. Although the Oman economy has not been as severely affected by the recent worldwide financial crisis as nearby Dubai or other countries, it did experience some negative effects, slowdowns and volatility. Raw material and labor prices initially dropped dramatically and are now experiencing a recovery. Recent sales prices for housing in other integrated tourism projects are stabilizing and, in the Muscat area of Oman, the inventory of unsold housing in the secondary (re-sale) market has dropped dramatically in recent months which some observers see as an important indicator of pent-up future demand. Management cautions however that investors should not place undue reliance on this financial model forecast as all such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control and no assurance can be given that the projections will be realized. Potential investors are cautioned not to place undue reliance on any such forward- looking statement or forecast, which speaks only as of the date hereof.

The date of signing the Development Agreement is entirely in the hands of the Government. Based on the recent conversations with Government officials, the Omani Shareholders, and the Company's attorneys, the Company understands that the Government is anxious to conclude this matter swiftly. Subsequent to the signing of the Development Agreement, it must be ratified by the Ministry of Finance ("MOF") on behalf of the Government. The Company anticipates receiving notice from the Government in the next several weeks of the signing date for the Omagine Development Agreement.

Consolidated Contractors Group S.A.L. (www.ccc.gr) is a Lebanese multi-national corporation ("CCG") whose main activities involve general building contracting services in the Middle East. CCG employs approximately 125,000 people worldwide and has annual revenue of approximately $5 billion. Consolidated Contractors International Company, S.A.L., a Panamanian corporation ("CCIC") is the investment arm of CCG. Consolidated Contractors Company Oman, LLC, an Omani limited liability corporation ("CCC") is a construction company with approximately 6,000 employees in Oman and is CCG's operating subsidiary in Oman. Neither CCG, CCIC, CCC nor any of the Omani Shareholders is an affiliate of the Company.

As of the date hereof, the Company has arranged approximately $110 million of equity capital (the "Minority Equity") for the Project Company via the proposed sales of equity interests totaling 49.5% of the Project Company to: CCIC (12%); the OITP Fund (20%); RCA (12.5%); and ALM (5%), for a total of $109.3 million. (See: Exhibits - Exhibit 10.10). The Company's  agreements with the New Shareholders have now been reduced to writings and they constitute the subscription agreements with each New Shareholder and with the Company ("Subscription Agreements") and the Shareholders' Agreement as generally described above and in Exhibit 10.10. Although the Company expects the definitive versions of such agreements to be executed in the next few weeks, until they actually are executed, no assurance can be given that they will be executed.

The Company has invested the Company Capital Contribution of approximately $52,000 into the Project Company at formation in November 2009. Additional cash investments of approximately $144,950 and $459,550 are planned to be made by the Company into Omagine LLC as described above and in Exhibit 10.10 bringing the Company’s total aggregate investment into Omagine LLC to approximately $656,500.

The Company has agreed with CCIC regarding (i) its approximately $49.4 million investment in Omagine LLC, and (ii) the appointment of CCC as the general contractor for the construction of the Omagine Project and these agreements are memorialized in CCIC’s proposed Subscription Agreement with Omagine LLC. The proposed Shareholders' Agreement among the Founder Shareholders and the proposed Subscription Agreements are presently under review by the New Shareholders and their legal counsel. The Shareholders' Agreement and the Subscription Agreements may be modified but management presently believes that any modifications, if any, will be immaterial and are not expected to alter the Company's majority ownership position of Omagine LLC nor change the investment amounts or the timings thereof as outlined above.

As presently planned, the Shareholders' Agreement and Subscription Agreements will provide that the funding installments of the Notes will be paid by the Omani Shareholders to Omagine LLC in monthly installments during the period beginning immediately after the Execution Date of the Development Agreement and ending on the Financing Agreement Date. The Subscription Agreement with CCIC provides that, other than its nominal initial investment of approximately $46,800 prior to the Execution Date, its investment into the Project Company will be paid to Omagine LLC on or before the Financing Agreement Date. Therefore, as presently contemplated by the terms of the proposed Subscription Agreements, Omagine LLC will not have to wait for the Financing Agreement Date to begin development and design of the Omagine Project as it will have the financial capacity to begin such design and development activities immediately after the Development Agreement is signed.

The Company presently plans to cause Omagine LLC to hire Michael Baker Corp. ("Baker") as its Program and Project Manager. Baker is a publicly traded U.S. firm (AMEX: BKR) in the business of providing program management, engineering, design and construction management services to a wide variety of clients including the Department of Defense and several state governments. No agreement has yet been concluded with Baker for project management, but the Company has employed Baker through the feasibility and engineering study phases of the Omagine Project and anticipates that it will execute an agreement with Baker soon after the signing of the Development Agreement. Several Baker representatives have made several trips to Oman to visit with management, examine the Omagine Site and plan for Baker’s future involvement with the Omagine Project. In April, 2010, a Vice-President of Baker, who will be the resident manager in Oman of Baker's proposed local Omani subsidiary, spent two weeks in Muscat making such preparations.

Baker (www.mbakercorp.com) is headquartered in Pittsburgh, PA, with offices throughout the U.S. and is experienced in all aspects of design, program management and construction management for large scale construction and development projects of the magnitude of the Omagine Project. Baker has significant program management and construction management contracts with the United States military worldwide - including in the Middle East.

The Company is in the final selection process for interpretive designers and entertainment content and visitor experience designers ("Content Developers") to be hired by Omagine LLC. The candidates have been narrowed to a short list of professional companies. One or more of such companies will be engaged by Omagine LLC to transform Omagine's high level strategic vision for the content of the Pearl structures and surrounding areas into physical places offering emotional, physical and intellectual interactions.  Each of the prospective Content Developer candidates has serviced a diverse client base, including theme parks, museums, zoos, aquariums and other such complex entertainment centers around the world, including in the Middle East.

In order to move into the actual development stage of the Omagine Project, Omagine LLC and the Government must first sign the Development Agreement. The Company and the New Shareholders are closely following this matter, and although this process has often been delayed to date, management and the Founder Shareholders remain confident that attainment of the ultimate objective of signing the Development Agreement with the Government is now imminent - although the precise date for such signing is not possible to predict at this time. Notwithstanding the foregoing, no assurance can be given at this time that the Development Agreement actually will be signed.

As presently contemplated the Company will ultimately own 50.5% of Omagine LLC and the financial results of Omagine LLC will be consolidated with the financial results of the Company in such manner as to reflect the Company's presently anticipated 50.5% majority ownership. The capital of Omagine LLC as well as its proceeds from the sales of residential units and from bank borrowings will be utilized by it to develop the Omagine Project. Omagine LLC's ongoing financial results will continue to be consolidated with the Company's results as appropriate.

The Company has been, and continues the preparation for its anticipated future business activities in various ways including but not limited to: (i) recruiting various executive level personnel that will be required to ramp up organizationally for the Omagine Project, (ii) negotiating initial contracts with the major vendors, contractors and financial institutions proposed to be involved in the Omagine Project, (iii) arranging the appropriate and required legal, accounting, tax and other professional services both in Oman and the U.S., (iv) examining various tax structures, (v) reviewing and complying (to the extent we are presently able) with the listing requirements of various stock exchanges so we may be prepared to apply for such listing(s) subsequent to the Financing Agreement Date, (vi) examining various other matters we believe will enhance shareholder value subsequent to the Financial Closing Date (including but not limited to hiring an in-house Investor Relations manager to enhance our presently modest investor relations efforts), and (vii) examining other potential Company revenue streams which are ancillary to, and derivative of, the Omagine Project.

As presently contemplated, Bank Muscat, Oman's largest financial institution, will be hired by Omagine LLC to arrange all of the necessary construction and other financing for the Omagine Project ("Construction Financing"). The Shareholders' Agreement contemplates the approval by the Omagine LLC shareholders of a draft agreement with Bank Muscat regarding project financing and financial advisory services (the "Mandate Agreement"). The Mandate Agreement provides for Bank Muscat to be the financial advisor for Omagine LLC and to, among other things, arrange for the Construction Financing.

While the project financing environment is challenging at the present moment given the worldwide bank liquidity issues, management continues to be in contact with Bank Muscat on a regular basis regarding the financing of the Omagine Project and Bank Muscat has continued to indicate that it expects the project finance market to be substantially more stable when Omagine LLC will be seeking such financing. Based upon local newspaper reports and conversations with Bank Muscat officials, management believes that the Omani banks have very little exposure to the sub-prime market problems afflicting other financial institutions outside Oman. Management and the Project Company's prospective Omani bankers and shareholders are of the opinion that the present financial market turmoil is expected to increase the Project Company's cost of borrowing but otherwise have no material effect or impact on the Omagine Project. As noted earlier however, the costs of labor and material as well as the selling prices of housing remain somewhat volatile and no completely accurate projection can be made at this time. The Company views Bank Muscat's decision to have the OITP Fund become an equity investor in Omagine LLC as a positive indicator of Bank Muscat's opinion with respect to the likely availability to Omagine LLC of the necessary Construction Financing.

The Company had previously expected, based on then present assumptions of its previous development program, that the development costs (including the costs for design, construction management, program management and construction) for the entire Omagine Project would be less than the approximately $1.6 billion dollars that it had budgeted in 2006 for such work. The Company presently expects, based on present assumptions which include an expansion of the development program elements to be constructed in the Omagine Project from the previously conceived 2006 development program budget, that the development costs (including the costs for design, construction management, program management and construction) for the entire Omagine Project will be between approximately $1.9 and $2.1 billion dollars. The Company also presently expects, based on present assumptions and market activity, that although the selling prices of housing in Oman have fallen from their 2007/2008 peaks, they will still be greater than that which the Company had previously budgeted in 2006. As noted herein however, costs and selling prices remain somewhat volatile as the economy in Oman and the surrounding region improves, and undue reliance on present projections should be avoided. Management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

Subsequent to the signing of the Development Agreement, the Omagine Site's value will be definitively determined by a qualified independent real-estate appraiser and such appraisal will be utilized by Bank Muscat in its discussions with other financial institutions to optimize Omagine LLC's capital structure and to arrange the Construction Financing.

Omagine LLC's requirements for bank financing of Construction Costs is expected to be reduced by its ability to pre-sell residence units by entering into sales contracts with third party purchasers and receiving deposits and progress payments during the construction of such residences.

The sale of residential and commercial properties, including sales to non-Omani persons, combined with the increase over the last several years in the value of the land constituting the Omagine Site, are the main revenue drivers supporting the Project Company's financial projections. The Development Agreement has evolved over the years and as presently contemplated and agreed allows for sales and pre-sales of any of the residential or commercial buildings that will be developed and built on approximately three hundred thousand square meters (approximately 75 acres) of land within the Omagine Site. The freehold title to the land within the Omagine Site underlying such residences or commercial properties shall be transferred to the buyer at the closing of such sales transactions.  The balance of the Omagine Site will consist of open areas consisting of, among other things, roads, walkways, beaches, recreational areas and green areas.

The present nature of the Company's business is such that it is not expected to generate revenue until after the occurrence of an event - the signing of the Development Agreement for the Omagine Project - which, as of the date hereof, is not certain to occur. Moreover, revenues from real estate development associated with the Omagine Project are not expected to occur until subsequent to the Financing Agreement Date. The Company is planning to enter businesses other than real estate development - and ancillary to the Omagine Project - subsequent to signing the Development Agreement and expects to generate ongoing revenue streams from such businesses, but no projections of the amount of such revenue, if any, can be made at this time.

Notwithstanding the positive nature of the foregoing "forward looking statements", no assurances can be given at this time that the Development Agreement will actually be signed or that the Financing Agreement Date or the anticipated revenues from the Omagine Project will actually occur.

All "forward looking statements" contained herein are subject to, known and unknown risks, uncertainties and other factors which could cause Omagine LLC's and the Company's actual results, financial or operating performance or achievements to differ from management's projections for them as expressed or implied by such forward-looking statements. Projections and assumptions contained and expressed herein are based on information available to the Company at the time so furnished and as of the date hereof and are, in the opinion of management, reasonable. All such projections and assumptions are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and no assurances can be given that the projections will be realized. Potential investors are cautioned not to place undue reliance on any such forward- looking statements, which speak only as of the date hereof.

Contact Sports and Ty-Breakers

Both Contact and Ty-Breakers were in the business of designing, manufacturing and marketing apparel and both were wholly owned subsidiaries of the Company until they were merged with and into the Company on March 28, 2008 whereupon the separate existence of each ceased. Contact had developed a "private label" product line under the Ty-Breakers label consisting of outerwear. As previously disclosed, Contact exited the "branded business" during the third quarter of 2006 and management attempted to salvage Contact as a viable business by re-positioning it as a "private label" apparel supplier. Contact's sales targets were not met in 2006 and subsequently the Company discontinued Contact's business in its entirety.  Between June and December of 2006, the Company and Contact terminated the employment and consulting agreements of Contact's former President and of its former Vice-President of Sales.

As previously disclosed Ty-Breakers has not represented a material portion of the Company's revenue during the past several years.

Competition

The real-estate development business in Oman is a competitive business populated by companies with substantially greater financial, managerial and personnel resources than the Company presently possesses. Management believes that the Company's ability to assemble and coordinate a team of experienced American, European and Middle Eastern consultants in a wide variety of specialized fields was crucial to its success to date in advancing the Omagine Project to its present status. These consultants, some of whom, depending upon future events may become employees of the Company, are each highly experienced in their respective fields. These fields of expertise include the following: strategic planning; visioning; branding; marketing; Islamic scholarship and research; master planning; architecture; conceptual design; project management; construction management; general contracting; quantity surveying and costing; interior design; landscape design; art; public policy; engineering (structural, civil, mechanical, electrical, marine); Omani law; cultural and exhibition design; interpretative design; tourism experience designers; recreational operations planning and management; investment banking; structured finance; motion based ride technology; film technology; training and hotel management. In addition the Company's president, Frank J. Drohan, has over 30 years of experience doing business across most of the Middle East and is familiar with the cultural and business environment of the region.

Although several of Omagine LLC's competitors have well established businesses and brand reputations, management believes that Omagine LLC's advantages are (i) the uniqueness of the Omagine Project is particularly attractive to the Government (ii) the Company's and Omagine LLC's senior management have established strong and trusting relationships with the relevant Government officials, and (iii) the proposed Shareholders' Agreement with the New Shareholders demonstrates the strong professional partners that have been recruited to develop the Omagine Project. Company management believes Omagine LLC can successfully compete in this marketplace through a combination of unique development concepts, effective relationship management and the utilization of highly professional, competent and experienced sub-contractors and consultants who are well known to the Government.

Engineering, Design and Construction

Omagine does not presently own or directly operate any engineering, design or construction companies or facilities but the Company or Omagine LLC may, depending upon events, set up its own in-house design supervision team and/or enter into joint ventures with firms providing the aforesaid services. To date, the Company has generally conceived the development concepts and defined the "scope of work" and then, as required, contracted with various designers, architects, contractors and consultants in the United States, Europe and the Middle East to perform those tasks. There are many such designers, architects, contractors and consultants available with competitive pricing and the Company does not believe that the loss or inability to perform of any such designer, architect, contractor or consultant would have a material, adverse impact on its business or operations. The Company believes it maintains a good working business relationship with its designers, architects, contractors and consultants. All copyrights to documents, designs and drawings executed by such independent designers, architects, contractors and consultants are the property of the Company.

Marketing

The Company has engaged in significant marketing and promotional activities with respect to the Omagine Project and has to date incurred a significant amount of costs associated with these activities. These costs and expenses are generally associated with travel, consulting and professional fees, pre-planning and feasibility studies and with preparing and making presentations to the Government of Oman (collectively "Development Costs"). A number of, or possibly all, of these Development Costs may be recoverable from Omagine LLC. The Exchange Amount of approximately $459,550 mentioned above represents a portion of these Development Costs and, as presently planned, will be paid to the Company by Omagine LLC subsequent to the Execution Date and then re-invested by the Company into Omagine LLC as indicated in Exhibit 10.10. Some of these Development Costs, however, may be non-recoverable costs.

Neither Contact nor Ty-Breakers incurred any marketing or promotion expenses during 2007 or 2008.

Manufacturing and Production

The Company does not engage in any manufacturing activities and as such does not maintain any inventory and has no present plans to do so.

Neither Contact nor Ty-Breakers owned or directly operated any manufacturing or production facilities nor did they engage in any significant research and development activities. From time to time, Contact had maintained risk inventories but as of the date hereof no inventory remains on hand.

Ty-Breakers purchased all of its Tyvek requirements directly from Du Pont in the United States or from Du Pont's Asian agent on an "as required" basis as orders were received.

Patents, Copyrights and Trademarks

The Company filed trademark applications with the United States Patent and Trademark Office ("USPTO") in the first quarter of 2008 for the mark OMAGINE and related marks (collectively, the "Marks"). This USPTO filing created "Priority Applications" for filing such Marks with the Sultanate of Oman and many other foreign countries. The Company has filed trademark applications in Oman and Kuwait within the applicable time period required.

In February 2009 the USPTO approved publication of the OMAGINE Marks for opposition. The mark OMAGINE and three of the five related Marks were issued Certificates of Registration from the USPTO in the first quarter of 2010 and are now officially registered Marks in the United States. The two remaining related Marks have successfully passed the opposition period and the USPTO has issued "Notice(s) of Allowance" to each application. A Notice of Allowance signals that the applications have completed the examination process and will be approved for registration upon the filing of a valid "Statement of Use" attesting that the respective Marks are in commercial use. Following acceptance of the Statement of Use by the USPTO each respective application will mature to full registration permitting use of the registered (r) designation.

Trademark applications for the OMAGINE Marks were filed in Oman and Kuwait and have been examined by trademark offices in each respective jurisdiction and no third-party applications or registrations exist that would bar registration of the Marks. Certificates of Registration have been issued in Oman for the Omagine Mark and for five of the seven related Marks. The Company's trademark attorneys continue to monitor this process which remains ongoing.

Contact was not dependent upon any patent, trademark or proprietary right of another with respect to its designs or products. Contact owned all U.S. rights to the trademark "Contact Sports" as registered with the U.S. Patent & Trademarks Office, which rights were assigned to the Company when Contact was merged into the Company.

Ty-Breakers was the owner by assignment of U.S. Patent number 5,150,660 (the "Patent") which covers the material marketed under its registered trademark, Kensel. Ty-Breakers' exclusive right under the Patent to manufacture and sell Kensel products in the United States ran until the year 2009 and has now expired.

Governmental Regulation

If the Development Agreement is signed, the Company expects that Omagine LLC will require several Omani governmental licenses, permits and approvals for its services and products during the development, construction and operation of the Omagine Project.

The Company does not anticipate any negative effects on its or Omagine LLC's business from any existing or probable Omani governmental laws or regulations. Omagine LLC will in all likelihood incur certain costs and sustain certain effects on its operations, all of which costs and effects are expected to be in the normal course of its business and associated with compliance with Omani regulation and laws, including environmental laws. The Company does not require any U.S. governmental approval of its services, products or activities in Oman nor does the Company anticipate any negative effects on its business from any existing or probable U.S. or Omani governmental laws or regulations. Both the Government of the United States and the Government of Oman have now ratified the U.S. – Oman Free Trade Agreement.

Neither Contact nor Ty-Breakers required any governmental approval of their products nor had any costs or effects on either of their operations associated with compliance with any local, state or federal environmental laws.

Employees

As of May 10, 2010, we have three employees. None of our employees is represented by a labor union for purposes of collective bargaining. We consider our relations with our employees to be good.

Employment Benefits:

The Company provides and pays for group medical insurance for all employees choosing to participate in its plan and the Company sponsors a 401(k) retirement plan for all eligible employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINACIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements and other similar forecasts and statements of expectations which are contained in this prospectus, since such statements reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, and products. No assurances can be given regarding the achievement of future results, as actual results may differ materially from projected future results as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•
the uncertainty of success associated with Omagine LLC’s ongoing efforts relative to its signing of the Development Agreement with the government of the Sultanate of Oman relating to the Omagine project;

•	the uncertainty associated with political events in the Middle East in general;

•	the success or failure of the Company’s and Omagine LLC's continuing efforts to secure additional financing.

Overview

Omagine, Inc. ("Registrant" or the "Company") is the successor to Alfa International Corp. ("Alfa") which was incorporated in New Jersey in 1978. Alfa International Holdings Corp. ("AIHC") was incorporated on October 8, 2004 in Delaware solely to change Alfa's corporate domicile from New Jersey to Delaware via a merger which was effected on May 23, 2005.

In June 2007 AIHC changed its corporate name to Omagine, Inc. to align the Company's corporate identity with its real estate development business.

The Company conducts substantially all its operations through its wholly-owned subsidiaries, Journey of Light, Inc., a New York corporation ("JOL") and Omagine LLC, an Omani limited liability corporation (“Omagine LLC”). JOL and Omagine LLC are engaged primarily in the business of real estate development in the Sultanate of Oman ("Oman").

Results of Operations

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

The Company had no revenue in the first quarter of 2010 and 2009. Selling, general and administrative expenses were $306,152 in the first quarter of 2010, compared to $358,668 in the first quarter of 2009. This decrease of $52,516 (15%) was attributable to decreased accounting fees of $20,000 and decreased legal fees of $53,049, offset by increased stockholder relations of $10,029, increased rent expense of $5,084, increased travel expense of $3,853 and other increases totaling $1,567.

The Company experienced an operating loss of $306,152 during the first quarter of 2010 as compared to an operating loss of $358,668 during the same period in the previous fiscal year. This $52,516 (15%) decrease in the Company's operating loss is attributable to decreases in general and administrative costs.

The Company will need to generate revenue in order to attain profitability. The present nature of the Company's business is such that it is not expected to generate revenue until after the development of the Omagine Project is significantly underway, an event which, as of the date hereof, is not certain to occur.

The Company will need to raise additional capital and/or secure additional financing in order to execute its presently conceived business plan with respect to the Omagine Project.

No capital expenditures were incurred during the quarterly period ended March 31, 2010. Depending upon the outcome of current negotiations and the availability of resources, the Company may incur significant expenses related to capital expenditures in the future.

Liquidity and Capital Resources

The Company's net loss for the three months ended March 31, 2010 was $313,953.During the three months ended March 31, 2010, the Company experienced a decrease in cash of $49,574. At March 31, 2010, the Company had a working capital deficit of $1,140,887, compared to working capital deficit of $978,251 at December 31, 2009. The $162,636 increased deficit in working capital is attributable primarily to the $49,574 decrease in cash, the $32,039 increase in accounts payable, and a $72,500 increase in accrued payroll. Of the $1,248,133 of current liabilities at March 31, 2010, $669,068 (54%) represent amounts due to officers and directors.

The failure of the Company to secure additional funding to implement its business plan, or the failure to sign the Development Agreement for the Omagine Project will significantly affect the Company's ability to continue operations.

On December 22, 2008, the Company signed a two year Standby Equity Distribution Agreement (the "SEDA") with YA Global Investments, L.P. ("YA"). Pursuant to the SEDA Omagine may, at its sole option and upon giving written notice to YA (a "Purchase Notice"), sell shares of its Common Stock ("Shares") to YA ("Sales") at the Purchase Price (as determined pursuant to the terms of the SEDA). The Company is not obligated to sell any Shares to YA but may, in its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equals five million dollars ($5,000,000) in the aggregate. YA is obligated to purchase such Shares from the Company subject to certain conditions including (i) Omagine filing a Registration Statement with the SEC to register the Shares, (ii) the SEC declaring such Registration Statement effective, (iii) periodic sales of Shares to YA must be separated by a time period equal to five trading days, and (iv) the amount of any such individual periodic sale of Shares may not exceed two hundred thousand dollars ($200,000). The Registration Statement filed by the Company with the SEC was declared effective by the SEC as of May 1, 2009 and its effective status expired on April 30, 2010. The Company is filing this registration statement with the SEC to continue to make Sales available to it pursuant to the SEDA, to register additional Shares and reflect its recent Stock Splits. An aggregate of $4,220,000 remains available under the SEDA. The SEDA expires on April 30, 2011. All Sales shall be made at the sole discretion of the Company.

Results of Operations

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

The present nature of the Company’s business is such that it is not expected to generate revenue until after the occurrence of an event - the development of the Omagine Project - which, as of the date hereof, is not certain to occur. (See: "Business - Products, Services - The Omagine Project").

The Company did not generate any revenue nor incur any cost of sales for the years ending 2009 and 2008. The Company discontinued its Contact and Ty-Breakers apparel business in March 2008. The Company is now focusing all of its efforts on Omagine LLC's real estate development and entertainment business.

The Company will hereafter rely on its JOL and Omagine LLC subsidiaries' operations for future revenue generation.

Management is presently examining other possible sources of revenue for JOL which, subject to the Development Agreement being executed, may be added to JOL's operations.

Selling and marketing expenses were $36,616 during 2009, compared to $24,917 in 2008. This increase in 2009 of $11,699 (47%) was primarily due to automobile and other travel costs. Assuming Omagine LLC signs the Development Agreement for the Omagine Project with the Government of Oman, the Company is expected to incur significant expenses related to marketing, public relations and promotional expenditures in the future.

General and administrative expenses of $1,047,074 in fiscal 2009 were $236,012 (18%) lower than the $1,283,086 incurred in fiscal 2008. This decrease was primarily attributable to the decreases in 2009 of: fringe benefits ($35,048); legal fees ($77,905); consulting fees ($161,273); travel expense ($78,261); stockholder relations ($15,354) and the net of various other expenses ($1,034), offset by increases in stock option expense ($51,699); pension expense ($20,000); directors' fees ($10,500) and rent ($50,664).

The Company sustained a net loss of $1,114,409 during 2009 as compared to a net loss of $1,307,630 during 2008. This decrease of $193,221 in the Company's loss was due primarily to the decreased general and administrative expenses mentioned above, the increase in interest charges of $23,072 and the decrease in miscellaneous income of $7,989.

The Company incurred $1,471 in capital expenditures during fiscal year 2009. Assuming Omagine LLC signs the Development Agreement for the Omagine Project with the Government of Oman, the Company may incur significant expenses related to capital expenditures during fiscal 2010.

The Company may accept future Ty-Breaker orders subject to time constraints and ability to fill such orders.

Liquidity and Capital Resources

In 2009 the Company experienced a positive cash flow of $106,310. This was due to the Company's negative cash flows from operating activities of $482,486 and investing activities of $1,471 being offset by its positive cash flow of $590,217 from financing activities which consisted of $556,400 proceeds from the sale by the Company of shares of its Common Stock; the issuance of convertible notes payable of $50,000; less the $16,183 decrease in loans to the Company from officers and directors. The Company incurred net losses of $1,114,409; $1,307,630 and $1,043,190 in fiscal years 2009, 2008 and 2007, respectively.

At December 31, 2009, the Company had a working capital deficit of $978,251, compared to working capital deficit of $609,991 at December 31, 2008. This $368,260 increase in the Company's working capital deficit is attributable to the following:

(a) $106,310 increase in cash and equivalents primarily, due to the sale of stock in 2009 and the loss for 2009;

(b) $74,736 increase in convertible notes payable and accrued interest;

(c) $99,357 increase in accounts payable;

(d) $40,774 increase in prepaid expenses and other current assets;

(e) $16,183 decrease in loans to the Company from officers and directors;

(f) $254,500 increase in accrued officer payroll; and

(g) $21,386 increase in accrued expense and other current liabilities.

At December 31, 2009, the Company had $155,821 in current assets, consisting of cash.

The Company's current liabilities at December 31, 2009 totaled $1,134,072, consisting of $313,464 convertible notes payable and accrued interest, $483,455 of accounts payable and accrued expenses, $10,153 due to officers and directors and $327,000 in accrued payroll. Of the $1,134,072 of current liabilities at December 31, 2009, $520,306 or 46% represents amounts which are due to officers and/or directors.

The $482,436 of funds used by operating activities during 2009 were used primarily to fund the net loss of $1,114,409 [less the non-cash charges totaling $191,077] plus the increases in prepaid expenses and other current assets ($40,917) and the increases in accrued officers' payroll ($254,500) and accrued expenses and other current liabilities ($21,386). Operating funds were provided by increases in accrued interest on convertible notes payable ($24,736) and accounts payable ($99,357).

Funds totaling $590,217 were provided by financing activities during 2009 from proceeds realized from the sale of Common Stock to investors ($556,400); proceeds from the issuance of convertible notes payable ($50,000) offset by a decrease of loans and advances to the Company from officers and directors ($16,183).

As a result of the foregoing, the Company had a cash balance at December 31, 2009 of $155,821 as compared to a cash balance of $49,511 at December 31, 2008.

The Company will rely upon the business of its JOL and Omagine LLC subsidiaries for revenue growth. The continuation of Omagine LLC's efforts to sign the Development Agreement and develop the Omagine Project is also contingent upon the receipt by the Company of the necessary financing to fund Omagine LLC's operations prior to the signing of the Shareholders' Agreement and the Development Agreement.

On December 22, 2008, the Company entered into a Standby Equity Distribution Agreement (the "SEDA") with YA Global Investments, L.P. ("YA"). The term of the SEDA expires on April 30, 2011 and pursuant to its terms the Company may, at its sole option and upon giving written notice to YA (a "Purchase Notice"), periodically sell shares of its Common Stock (the "Shares") to YA  ("Sales") at a "Purchase Price" equal to 95% of the lowest daily volume weighted average price for a share of the Company’s Common Stock as quoted by Bloomberg, L.P. during the five (5) consecutive trading days following such Purchase Notice (the "Pricing Period"). During the term of the SEDA, the Company is not obligated to sell any Shares to YA but may, at its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equals five million dollars ($5,000,000). YA is obligated to purchase such Shares from the Company subject to certain conditions including (i) Omagine filing a registration statement with the Securities and Exchange Commission (the "SEC") to register the Shares ("Registration Statement"), (ii) the SEC declaring such Registration Statement effective, (iii) periodic sales of Shares to YA must be separated by a time period equal to the Pricing Period, and (iv) the amount of any such individual periodic sale of Shares may not exceed two hundred thousand Dollars ($200,000). The SEC declared Omagine's Registration Statement to be effective as of May 1, 2009 (Commission file number 333-156928) and the Company is filing this registration statement to register additional Shares and reflect its recent Stock Splits. All Sales are made at the sole discretion of the Company.

To fund its operations prior to the date hereof, the Company has to a great extent relied on the net proceeds from sales of its equity securities pursuant to the SEDA and in private placements. The Company has utilized the SEDA to assemble the Company's additional $144,950 capital contribution to Omagine LLC which will be made by the Company prior to the signing of the Development Agreement and intends to utilize the SEDA to fund its operations as necessary. The Company does not presently intend to utilize the SEDA to fund the Exchange Amount which is the Company's other additional approximately $459,950 capital contribution (the "Final Capital Contribution") to Omagine LLC which will be made subsequent to the signing of the Development Agreement. Upon the execution of the Shareholders' Agreement, Omagine LLC will owe the Exchange Amount of approximately $459,950 to the Company and promptly after receiving payment of the Exchange Amount from Omagine LLC, the Company will invest the Exchange Amount of $459,550 into Omagine LLC as the Final Capital Contribution.

The Company does not presently intend to utilize the SEDA to fund advances to Omagine LLC subsequent to the Execution Date of the Development Agreement. Most, possibly all, Omagine Project Development Expenses incurred by the Company or JOL over the past several years (less the Exchange Amount) are expected to be re-paid to the Company by Omagine LLC immediately subsequent to the Financing Agreement Date.

From May 1, 2009 through April 6, 2010, the Company sold (as adjusted for the Stock Splits) 1,706,661 shares of its Common Stock for proceeds of $730,000 under the Standby Equity Distribution Agreement. In August of 2009 the Company sold 2,000 shares of Common Stock to a Director for proceeds of $1,400.

Off Balance Sheet Arrangements

We have not entered into any off-balance sheet financing arrangements and have not formed any special purpose entities.

DESCRIPTION OF PROPERTY

The Company maintains its corporate offices at The Empire State Building, Suite 1103, 350 Fifth Avenue, New York, N.Y., 10118. The premises are leased by the Company under a lease expiring February 28, 2013. The Company also leases office space in Muscat, Oman under a one year lease which expires December 31, 2010 and warehouse space in Jersey City, N.J. on a month to month basis.

LEGAL PROCEEDINGS

We are not party to any material pending legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. The directors and executive officers of the Company are as follows:

Name	Age	Position
Frank J. Drohan	65	Chairman of the Board of Directors, President, Chief Executive & Financial Officer

Charles P. Kuczynski	57	Vice-President, Secretary and Director

Salvatore J. Bucchere	66	Director

Kevin O'C. Green	62	Director

Louis J. Lombardo	65	Director

Frank J. Drohan has served as a Director, Chairman of the Board, President and CEO of the Company since 1991. Mr. Drohan has also been the Managing Director and Chief Executive Officer of Omagine LLC since its formation in November 2009. Mr. Drohan was also Chairman of the Board, President and sole shareholder of Rif International Corp., a privately held company which had extensive overseas activities in the Middle East between 1977 and 1986. Rif ultimately acquired the Ty-Breakers business and was itself acquired by the Company in 1997. Mr. Drohan serves as a Director and the Chairman of JOL, and served in those capacities for both Contact and Ty-Breakers until they were merged with and into the Company. He is also a Director and the Chairman of The Renaissance Team, Inc. ("TRT") which is a privately held company offering a wide variety of services including: branding, marketing, management, political and strategic visioning, and development management consulting services.

Charles P. Kuczynski is Vice-President, Secretary and a Director of the Company since 1996 and served as a Director and Secretary of Omagine, Inc. between 1988 and 1993. He was also President of Ty-Breakers Corp. and Vice President of Contact Sports, Inc. until both Contact and Ty-Breakers were merged into the Company in March 2008. Mr. Kuczynski is a Director and the Secretary of JOL and also serves as the Secretary of TRT.

Salvatore J. Bucchere has served as an independent Director of Omagine, Inc. since October 2001. Mr. Bucchere holds a bachelors degree in business administration in Accounting from St. Johns University in New York. From 1965 to 1968 he was employed as a management consultant with Arthur Young & Co. and Main LaFrentz & Co. in New York. From 1968 to 1971, Mr. Bucchere taught accounting and law at Bishop Ford High School in Brooklyn. From 1971 to 1977, he served as the Secretary and Vice President of Centennial Industries, as a director of its Biddle Purchasing Co. subsidiary and as president of its Jabro Automotive Co. subsidiary. During this time, he was one of the founders, with Mr. Drohan, of Biddle International Sales Co. From 1977 to 1979, he was a Vice President and Director of Rif International Corp. From 1979 to 1982 he was Executive Vice President of Custom Carburetor Co. From 1982 until 2003, he was Chairman of the Board and controlling shareholder of Columbia Products Co., formerly a manufacturer and distributor of rebuilt carburetors and automotive parts in the eastern United States. Presently, Mr. Bucchere is president of an energy conservation consulting firm.

Kevin O'C. Green has served as an independent Director of Omagine, Inc. since 2001. Mr. Green graduated from St. Peter's Preparatory School, Jersey City, New Jersey in 1966 and graduated from the College of St. Thomas, St. Paul in Minnesota in 1970 with majors in Geology and Philosophy. He graduated from the University of Minnesota Law School in 1975 and has practiced law in Minnesota as a trial lawyer since that time. He has extensive experience in business litigation including securities fraud and his law practice has extended to several different states. Mr. Green also has business interests in Honduras where he is the owner of a mining company.

Louis J. Lombardo has served as an independent director of the Company since July 1, 2005. Mr. Lombardo retired after 35 years at American Express where he was Executive Vice President - Travel Related Services. In this capacity he led an organization of worldwide operating centers employing over 14,000 people and managed a $1.3 billion operating budget and a $600 million capital budget. His responsibilities included controlling International Risk Management & Global Fraud as well as customer service for both Cardmembers and Merchants. Mr. Lombardo holds an MBA degree from New York University. Presently, Mr. Lombardo runs his own consulting company and owns and operates two privately held businesses. He lives in New York City.

Directors are elected to serve for one-year terms or until their successors are duly elected and qualified. Officers serve at the discretion of the Board of Directors. Inside Directors receive no fees for acting as such. Independent outside Directors receive stock options and receive a minimal fee for attendance at the Company's annual meeting and are entitled to reimbursement of reasonable out-of-pocket expenses incurred in attending meetings.

EXECUTIVE COMPENSATION

The following table sets forth information relating to the aggregate compensation received by the then current executive officers of the Company for services in all capacities during the Registrant's prior three fiscal years indicated for (i) the Chief Executive and Financial Officer, and (ii) each then current executive officer whose total cash compensation exceeded $100,000 (the “Named Executive Officer”)

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Accrued Salary Payable(1) ($)	Option Awards(2) ($)	Total ($)
Frank J. Drohan
Chief Executive and	2009	$0	0	125,0000	$47,170	$172,170
Financial Officer	2008	$93,750	0	31,250	$47,170	$172,170
	2007	$52,083	0	62,500	0	$114,583

(1) Amounts included under Column (c) represent cash salary payments and amounts included under Column (e) represent unpaid salary which has been accrued on Registrant's books.

(2) Column (f) represents the dollar amount recognized as compensation expense for financial statement reporting purposes for the year indicated under ASC 718, and not an amount paid to or realized by the Named Executive Officer. There can be no assurance that the amounts determined by ASC 718 will ever be realized. Assumptions used in the calculation of these amounts are included in Note 1- STOCK-BASED COMPENSATION- to the Company's audited financial statements for the fiscal year ended December 31, 2009.

Management has concluded that the aggregate amount of personal benefits does not exceed 10% of the total compensation reported in column (g) of the foregoing table as to any person specifically named in such table.

The following table shows the number of shares covered by exercisable and unexercisable options held by the Company's Chief Executive Officer on December 31, 2009.

OMAGINE, INC.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
DECEMBER 31, 2009
OPTION AWARDS

(a) Name	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable	(d) Option Exercise Price ($)	(e) Option Expiration Date
Frank J. Drohan	100,000	0	$1.25	August 31, 2011
	20,000	80,000	$2.60	September 23, 2018

There were 12,000 shares of the Company's Common Stock acquired during 2008 upon the exercise of options.

162,000 stock options were granted in 2008 to the Company's Chief Executive Officer and to other officers and directors. There can be no assurance that the Grant Date Fair Value of Stock Option Awards will ever be realized.

Employment Agreements

In September 2001, the Company entered into an employment agreement (the "Drohan Agreement") with Mr. Frank J. Drohan, Chief Executive Officer of the Company. Pursuant to the Drohan Agreement, the Company is obligated through December 31, 2010 to pay its President and Chief Executive Officer, Mr. Frank J. Drohan, an annual base salary of $125,000, plus an additional amount based on a combination of net sales and earnings before taxes. Mr. Drohan's employment agreement provides for an option to purchase 20,000 shares of Common Stock at $1.25 per share during each of the first five years of the employment term, and payment by the Company of certain life and disability insurance premiums on Mr. Drohan's behalf. By mutual agreement between the Company and Mr. Drohan the Drohan Agreement was modified and the Company has from time to time suspended salary payments to Mr. Drohan and Mr. Drohan continued to provide services to the Company pursuant to the Drohan Agreement and the Company has accrued Mr. Drohan's unpaid salary. The Company has agreed to pay such unpaid and accrued salary to Mr. Drohan without interest when, and if, the Company has the financial resources to do so. On September 23, 2008 the Board of Directors granted 100,000 non-qualified stock options to Mr. Drohan exercisable at $2.60 per share which will vest ratably over five years from the grant date. 20,000 of such options shall vest September 24, 2009 and each September 24 for four years thereafter an additional 20,000 options shall vest. Expiration of all such options is ten years from the date of grant.

Pursuant to a written employment agreement effective September 1, 2001 (the "Kuczynski Agreement"), the Company was obligated through December 31, 2009 to pay its Vice-President & Secretary, Mr. Kuczynski, an annual base salary of $75,000, plus an additional bonus based on a combination of net sales and earnings before taxes. The Kuczynski Agreement provided for an option to purchase 10,000 shares of Common Stock at $1.25 per share during each of the first five years of the employment term (the "Kuczynski Options"). By mutual agreement between the Company and Mr. Kuczynski, effective October 1, 2004, the Kuczynski Agreement was canceled. Effective August 1, 2007 the Company re-employed Mr. Kuczynski at an annual salary of $85,000 and the Company has from time to time suspended salary payments to Mr. Kuczynski and Mr. Kuczynski has continued to provide services to the Company and the Company has accrued Mr. Kuczynski's unpaid salary. The Company has agreed to keep the Kuczynski Options in effect and to pay such unpaid and accrued salary to Mr. Kuczynski without interest when, and if, the Company has the financial resources to do so. Provided the Company is successful in signing the Development Agreement with the Government of Oman, the Company will enter into a new employment agreement with Mr. Kuczynski. On September 23, 2008 the Board of Directors granted 50,000 non-qualified stock options to Mr. Kuczynski exercisable at $2.60 per share which will vest ratably over five years from the grant date. 10,000 of such options shall vest September 24, 2009 and each September 24 for four years thereafter an additional 10,000 options shall vest. Expiration of all such options is ten years from the date of grant.

Consulting Agreement

On March 19, 2007, the Company and Mr. Sam Hamdan ("Hamdan") executed a consulting agreement (the "Hamdan Agreement") wherein Hamdan has agreed that (i) he will provide ongoing consulting services to the Company up until the Financing Agreement Date, and (ii) under certain circumstances and conditions precedent, Mr. Hamdan may become the Company's President and Chief Operating Officer subsequent to the Financing Agreement Date. Pursuant to the Hamdan Agreement, the Company issued Hamdan options to purchase up to 160,000 shares of the Company’s Common Stock at $1.25 per share (the "Hamdan Option"), exercisable ratably at 32,000 shares per year during the first 5 years subsequent to the Hamdan Agreement. The Hamdan Option is exercisable only if (i) the Hamdan Agreement is in effect, or (ii) Hamdan is an employee of the Company. Mr. Hamdan and the Company have since amended the Hamdan Agreement extending its expiration date to December 31, 2010. All other terms and conditions of the Hamdan Agreement remain in full force and effect.

Mr. Hamdan is currently the Chairman and Chief Executive of The Global Leadership Team, Inc ("GLT") (www.gltweb.com) headquartered in Birmingham, MI, with a branch office in Beirut, Lebanon. GLT is a professional services organization comprised of highly skilled visionaries, branding strategists, management consultants and thought leaders and it consults for many U.S. and Arab client companies.

Mr. Hamdan was the chief strategist and founder of the prestigious U.S. Arab Economic Forum and has an extensive network of business, diplomatic and government contacts in the U.S., Europe and throughout the Arab world. The World Summit on Innovation and Entrepreneurship (www.wsie.org) is owned and operated by GLT and was held in Dubai, U.A.E. in April 2008 and in Muscat, Oman in 2006.

Equity Compensation Plan Information

At the Company’s annual meeting on December 29, 2009, the shareholders approved the reservation by the Company subsequent to the Forward Split of two million five hundred thousand (2,500,000) shares of Common Stock for issuance under the "2003 Omagine Inc. Stock Option Plan" ("Plan"). The adoption of the Plan was approved by the Board of Directors in March 2004 and ratified by the Company's shareholders on September 1, 2004.

The Plan is designed to attract, retain and motivate employees, directors, consultants and other professional advisors of the Company and its subsidiaries (collectively, the "Recipients") by giving such Recipients the opportunity to acquire stock ownership in the Company through the issuance of stock options to purchase shares of the Company's Common Stock.

As of December 31, 2009, there were 530,000 stock options outstanding under the Omagine Plan. Following is a listing of all non-qualified stock options issued and outstanding as of December 31, 2009: (These options have been adjusted for the Stock Splits effected December 30, 2009).

Name	No. of options Exercise	Price Grant	Date of

Frank Drohan	100,000	$1.25	9/l/2001
Charles Kuczynski	50,000	$1.25	9/l/2001
Louis Lombardo	6,000	$5.00	7/1/2005
Agora	40,000	$4.10	12/16/2005
Sam Hamdan	160,000	$1.25	3/31/2007
Salvatore Bucchere	6,000	$4.50	10/30/2007
Kevin Green	6,000	$4.50	10/30/2007
Louis Lombardo	6,000	$4.00	1/01/2008
Frank Drohan	100,000	$2.60	9/23/2008
Charles Kuczynski	50,000	$2.60	9/23/2008
William Hanley	6,000	$2.60	9/23/2008

(1)
On the date of appointment to the Board, new non-employee independent directors are entitled to a one-time grant of 6,000 non-qualified stock options at the closing price on the date of grant, vested ratably over three years.

(2)
For non-employee independent directors that have served on the Board for at least 3 years, 2,000 options (or such other number of options as determined by the Board in its discretion) will be granted on the first business day of each fiscal year, at the closing price on the date of grant, vesting ratably over three years (or such other vesting period as determined by the Board in its discretion).

Stock Options Granted to Independent Directors

On the date of appointment to the Board, new non-employee outside directors are entitled to a one-time grant of 6,000 non-qualified stock options (or such other number of options as determined by the Board in its discretion). The price of the Common Stock underlying such options is the closing bid price on the date of grant and the options vest over three years provided the director continues to hold office. On January 1, 2004, the Company awarded options to purchase 6,000 shares of its Common Stock to each of its then two outside directors - Mr. Green and Mr. Bucchere, at an exercise price of $0.85 per share. All 12,000 of such options were exercised in December 2008 by Messrs. Bucchere and Green. On July 1, 2005, the Company awarded options to purchase 6,000 shares of its Common Stock to Mr. Louis J. Lombardo, an outside director, at an exercise price of $5.00 per share. The options expire five years after the date of the grant.

Non-employee independent directors that have served on the Board for at least 3 years will be granted 2,000 options (or such other number of options as determined by the Board of Directors in its discretion) at an exercise price equal to the closing bid price on the date of grant and vesting immediately upon grant. The date of grant shall be the first business day of each fiscal year next following completion of such three years of service. On October 30, 2007, the Company awarded options to purchase 6,000 shares of its Common Stock to each of Messrs. Bucchere and Green at an exercise price $4.50 per share. The options expire five years after the date of grant. 2,000 of such options vested on October 30, 2007, and an additional 2,000 of such options vested each on January 1, 2008 and 2009 to each of Messrs. Bucchere and Green and all such options are fully vested.

On January 1, 2008, 6,000 options were granted to Mr. Lombardo at an exercise price of $4.00. 2,000 of such options vested on the grant date. An additional 2,000 options vested on each of January 1, 2009 and January 1, 2010, and all such options are fully vested.

Directors of the Company who are employees of the Company do not receive additional compensation for their services as Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

The Renaissance Team, Inc.

Mr. Sam Hamdan, who has a consulting agreement with the Company and who, under certain circumstances, may become the Company’s president is also the president of The Renaissance Team, Inc., a privately held company ("TRT"). Frank J. Drohan ("Drohan"), the Company’s President and Chief Executive Officer, is the Chairman of TRT and Charles P. Kuczynski, the Company’s Vice President and Secretary, is the Secretary of TRT. TRT was organized in December 2006 by Mr. Hamdan and Mr. Drohan and its business is not in competition with that of the Company. Mr. Drohan's employment agreement with the Company permits him to be involved in any other business enterprise that does not compete with the Company. Each of Mr. Hamdan and Mr. Drohan own 50% of TRT's equity and TRT intends to acquire the business and certain assets of The Global Leadership Team, Inc. ("GLT"). Mr. Hamdan is currently the president and sole shareholder of GLT (www.gltweb.com). Prior to the organization of TRT, Mr. Hamdan and GLT had performed significant services, including branding, strategic consulting, strategic visioning, marketing, financial and project finance planning, public relations, event management and management consulting services for JOL with respect to the proposed Qutopia Project in Qatar and the Omagine Project in Oman. On March 19, 2007, concurrent with the execution of the Hamdan Agreement, Omagine entered into another agreement with GLT and Hamdan (the "Subscription Agreement") whereby pursuant to the Subscription Agreement, the unpaid account payable of $245,449 due to GLT from JOL for services rendered between 2003 and 2006 was extinguished and exchanged for 490,880 shares of Omagine Common Stock. There have been no transactions between TRT and the Company to date, but based upon JOL's use of GLT's services in the past - and assuming TRT's ultimate acquisition of GLT's business - the Company anticipates that such transactions will occur in the future. Hamdan, Drohan and TRT have agreed with respect to any such possible future transaction(s) between TRT and the Company (a "Related Party Transaction") that any such Related Party Transaction will be structured such that it provides substantially better terms and conditions to the Company than would otherwise be available to the Company if the Company were to negotiate and conclude such Related Party Transaction on an "arms-length" basis with a company with which Mr. Hamdan and/or Mr. Drohan were not associated. Furthermore, any such Related Party Transaction will be in compliance with the Company's Code of Ethics.

Director Independence

The Company complies with the standards of "independence" under the Nasdaq Marketplace Rules. Accordingly, a director will only qualify as an "independent director" if, in the opinion of our Board of Directors, that person does not have a material relationship with our company which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director who is, or at any time during the past three years, was employed by the Company or by any parent or subsidiary of the Company, shall not be considered independent. Accordingly, Salvatore J. Bucchere Kevin O’C. Green and Louis J. Lombardo, meet the definition of "independent director" under Nasdaq Marketplace Rule 5605(a)(2).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as to shares of common stock beneficially owned as of May 10, 2010 by:

•	each director;
•	each officer;
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and
•	all directors and executive officers as a group.

Beneficial Name and Address	Ownership (7)	Percent
Frank J. Drohan (1)(3)	1,358,192	11.8%

Charles P. Kuczynski (l)(4)	337,996	2.9%

Salvatore S. Bucchere (1)(6)	57,980	0.5%

Louis J. Lombardo (1)(5)	56,260	0.5%

Kevin O. Green (1)(6)	21,943	0.2%

Muftah Benomran (2)	640,880	5.6%

Mohammed K. Al-Sada (2)	909,800	7.9%

All officers and Directors
As a Group of 5 Persons	1,832,371	15.9%

(1) The address for each of these individuals is c/o the Company and each is a director of Omagine. Messrs. Drohan and Kuczynski are officers of Omagine.

(2) The address for each of these individuals is c/o the Company.

(3) Does not include Mr. Drohan's (i) 100,000 currently exercisable stock options granted under his employment agreement and exercisable at $1.25 per share or (ii) 20,000 currently exercisable and 80,000 un-exercisable stock options at $2.60 per share.

(4) Does not include Mr. Kuczynski's (i) 50,000 currently exercisable stock options granted under his employment agreement and exercisable at $1.25 per share or (ii) 10,000 currently exercisable and 40,000 un-exercisable stock options at $2.60 per share.

(5) Does not include Mr. Lombardo's (i) 6,000 stock options currently exercisable at $5.00 per share, or (ii) 6,000 stock options currently exercisable at $4.00 per share

(6) Does not include the 12,000 stock options currently exercisable at $4.50 per share (6,000 held by Mr. Bucchere and 6,000 held by Mr. Green).

(7) None of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3 (d) (1) under the Securities Exchange Act of 1934, as amended, and the beneficial owner has sole voting and investment power, subject to community property laws where applicable.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary of the material provisions of our common stock, and our certificate of incorporation, and bylaws, all as in effect as of the date of this prospectus. You should also refer to our certificate of incorporation, and bylaws, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Our total authorized capital stock is 50,850,000 shares of which 50,000,000 shares authorized are common stock, par value $.001 per share, and 850,000 shares authorized are preferred stock, par value $.001 per share. As of May 10, 2010, there are 11,520,864 shares of common stock and no shares of preferred stock issued and outstanding.

The holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders, including the election of directors. Our stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

The holders of the Company’s common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available there for and subject to prior dividend rights of holders of any shares of our preferred stock which may be outstanding. Upon the Company’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of our preferred stock, if any, the holders of our common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of the Company’s common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of the Company’s common stock are, and all shares being offered by this prospectus will be, fully paid and not liable to further calls or assessment by the Company.

Preferred Stock

Our authorized preferred stock consists of 850,000 shares of Preferred Stock, par value $.001 per share. As of May 10, 2010, there were no shares of Preferred Stock outstanding. Our Certificate of Incorporation authorizes the issuance of shares of Preferred Stock in one or more series. Our Board of Directors has the authority, without any vote or action by the shareholders, to create one or more series of Preferred Stock up to the limit of our authorized but unissued shares of Preferred Stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

Transfer Agent

The Transfer Agent for our Common Stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Certificate of Incorporation, our directors will not be personally liable to us or to our shareholders for monetary damages for any breach of their fiduciary duty as a director, except liability for the following:

• Any breach of their duty of loyalty to our Company or to our stockholders.
• Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
• Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.
• Any transaction from which the director derived an improper personal benefit.

We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Certificate of Incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION
 We are filing with the SEC a registration statement on Form S-1 under the Securities Act, of which this prospectus is a part, covering the securities being offered by the Selling Stockholder. As permitted by the SEC, this prospectus does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our consolidated financial statements at December 31, 2009, and for the two years in the period then ended, appearing in this prospectus have been audited by Michael T. Studer, CPA P.C., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

FINANCIAL STATEMENTS, March 31, 2010

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,December 31,
ASSETS CURRENT ASSETS:	2010 (Unaudited)	2009
Cash	$106,247	$155,821
Prepaid expenses and other current assets	1,000	-
Total Current Assets	107,247	155,821
PROPERTY AND EQUIPMENT:
Office and computer equipment	131,412	131,412
General plant	17,800	17,800
Furniture and fixtures	15,951	15,951
Leasehold improvements	866	866
	166,029	166,029
Less: Accumulated depreciation and amortization	(157,916)	(156,968)
	8,113	9,061
Other assets	13,246	13,606
TOTAL ASSETS:	$128,606	$178,488
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Convertible notes payable and accrued interest	$319,890	$313,464
Accounts payable	487,762	455,724
Accrued officers' payroll	399,500	327,000
Due officers and directors	7,703	10,153
Accrued expenses and other current liabilities	33,278	27,731
Total Current Liabilities	1,248,133	1,134,072
TOTAL LIABILITIES:	1,248,134	1,134,072
COMMITMENTS
STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value Authorized: 850,000 shares Issued and outstanding: - none Common stock: $0.001 par value Authorized:50,000,000 shares Issued and outstanding: 11,034,157 shares in 2010 10,660,904 shares in 2009	11,034	10,661
Capital in excess of par value	18,179,813	18,030,176
Retained earnings (deficit)	(19,310,374)	(18,996,421)
Total Stockholders' Equity (Deficit)	(1,119,527)	(955,584)
Total Liabilities And Stockholders' Equity	$128,606	$178,488

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED

	March 31,
	2010	2009
	(Unaudited)	(Unaudited)
REVENUE:

Net sales	$-	$-
Total revenue	-	-
COSTS AND EXPENSES:
Cost of sales	-	-
Selling, general and administrative	306,152	358,668
Total Costs and Expenses	306,152	358,668
OPERATING LOSS	(306,152)	(358,668)
Interest income	-	32
Interest expense	(7,801)	(6,721)
NET LOSS	$(313,953)	$(365,357)
LOSS PER SHARE - BASIC AND DILUTED	$(.03)	$(.04)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING -
BASIC AND DILUTED	10,770,719	9,299,277

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (Unaudited)

	Common Stock		Capital in Excess of Par	Retained Earnings
	Shares	Par Value	Value	(Deficit)
Balances At December 31,2009	10,660,904	$10,661	$18,030,176	$(18,996,421)
Contribution of Common Stock to 401K Plan	289,996	290	72,210
Stock option expense	-	-	27,510	-
Sale of Stock Under Standby
Equity Distribution
Agreement	83,257	83	49,917
Net loss	-	-	-	(313,953)
Balances At March 31,2010	11,034,157	$11,034	$18,179,813	$(19,310,374)

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (313,953)	$(365,357)
Adjustments to reconcile net loss to net cash
flows from operating activities:
Depreciation and amortization	948	1,489
Stock based compensation related to stock options	27,510	28,082
Issuance of Common Stock for 401K contribution	72,500	72,500

Changes in operating assets and liabilities:
Prepaid expenses, other current assets and other assets	(640)	2,540
Accounts payable	32,038	95,633
Accrued expenses and other current liabilities	5,547	4,748
Accrued officers' payroll	72,500	72,500
Accrued Interest on convertible notes payable	6,426	5,100
Net cash flows used by operating activities	(97,124)	(82,765)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from officers and directors	(2,450)	7,940
Proceeds from issuance of common stock	50,000
Issuance of convertible notes payable	-	50,000
Net cash flows from financing activities	47,550	57,940

NET CHANGE IN CASH	(49,574)	(24,825)

CASH BEGINNING OF PERIOD	155,821	49,511
CASH END OF PERIOD	$106,247	$24,686

SUPPLEMENTAL CASH FLOW INFORMATION:

Income taxes paid	$910	$-
Interest paid	$-	$1,621

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED (UNAUDITED) INTERIM
FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The consolidated balance sheet for Omagine, Inc. ("Omagine" or the "Company") at the end of the preceding fiscal year has been derived from the audited balance sheet and notes thereto contained in the Company's annual report on Form 10-K for the Company's fiscal year ended December 31, 2009 and is presented herein for comparative purposes. All other financial statements are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented, have been made.

The results of operations for the interim periods presented herein are not necessarily indicative of operating results for the respective full years. As of the date of this report the Company has two wholly-owned subsidiaries, Journey of Light, Inc. and Omagine LLC through which it conducts all operations. All inter-company transactions have been eliminated in the consolidated financial statements.

Certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2009.

Earnings (Loss) Per Share - Basic earnings (loss) per share is based upon the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is based upon the weighted-average number of common shares and dilutive securities (such as stock options and convertible securities) outstanding. Dilutive securities having an anti- dilutive effect on diluted earnings (loss) per share are excluded from the calculation.

For the three months ended March 31, 2010 and 2009, diluted shares outstanding excluded the following dilutive securities as the effect of their inclusion would be anti-dilutive.

	Shares Issuable
	Three Months Ended
	March 31,
	2010	2009

Convertible Notes	116,008	116,008

Convertible Promissory Notes	20,000	20,000

Stock Options	342,000	276,000

Total Shares	478,008	412,008

Principles of Consolidation - The consolidated financial statements include the accounts of Omagine and its wholly-owned subsidiaries, Journey of Light, Inc. ("JOL") and Omagine LLC, collectively referred to as the "Company". On November 23, 2009, Omagine LLC ("LLC"), an Omani corporation, was organized by Omagine in the Sultanate of Oman. LLC is presently owned 95% by Omagine and 5% by JOL. LLC's ownership is expected to be reduced to a 50.5% majority ownership by Omagine via the sale of newly issued LLC common stock to four minority investors who are expected to purchase an aggregate of 49.5% of LLC for a total aggregate investment of $109.3 million. All intercompany transactions have been eliminated in consolidation.

NOTE 2 - GOING CONCERN AND LIQUIDITY

At March 31, 2010, the negative working capital of the Company was $1,140,887. Further, the Company incurred net losses of $313,953 and $1,114,409 for the three months ended March 31, 2010 and for the year ended December 31, 2009, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern. The continued existence of the Company is dependent upon its ability to execute its business plan and attain profitable operations or obtain additional financing.

NOTE 3 - CONVERTIBLE NOTES PAYABLE AND ACCRUED INTEREST

Convertible notes payable and accrued interest consist of:

	March 31, December 31,
	2010	2009

Due to the president of the Company,
interest at 8%, due on demand,
convertible into common stock at
a conversion price of $2.00 per
share:
Principal	$192,054	$192,054
Accrued interest	24,709	20,921

Due to the secretary of the Company,
interest at 8%, due on demand,
convertible into common stock at
a conversion price of $2.00 per
share:
Principal	39,961	39,961
Accrued interest	5,141	4,353

Due to investors, interest at 15%,
due on demand, convertible into
common stock at a conversion price
of $2.50 per share:
Principal	50,000	50,000
Accrued interest	8,025	6,175

Totals	$319,890	$313,464

NOTE 4 - COMMON STOCK

In March 2009, the Company issued and contributed a total of 72,500 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan.

In August 2009, the Company sold 2,000 shares of Common Stock to a Director of the Company at a price of $0.70 per share for proceeds of $1,400.

From May through December of 2009 the Company issued a total of 1,308,877 shares of Common Stock for proceeds of $555,000 under the Standby Equity Distribution Agreement with YA Global Investments, L.P. (See Note 6).

In March 2010, the Company issued and contributed a total of 289,996 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan.

In March 2010, the Company issued a total of 83,257 shares of Common Stock for proceeds of $50,000 under the Standby Equity Distribution Agreement with YA Global Investments L.P. (See Note 6).

On December 29, 2009 Omagine's stockholders authorized the Company to effect a 1-for-100 reverse split of the number of shares of the Company's Common Stock followed immediately by a 20-for-1 forward split of the number of shares of the Company's Common Stock (collectively, the "Stock Splits"). The Stock Splits were effected on December 30, 2009 and resulted in a reduction of 42,643,614 in the number of shares of Common Stock issued and outstanding immediately prior to the Stock Splits. The result of the foregoing was that as of December 31, 2009 the Company had 10,660,904 shares of its Common Stock issued and outstanding. The shareholders also authorized the Company to set the number of shares of Common Stock it shall be authorized to issue at 50,000,000 shares. The accompanying financial statements have been retroactively adjusted to reflect the Stock Splits.

NOTE 5 - STOCK OPTIONS

The following is a summary of stock option activity for the three months ended March 31, 2010:

Outstanding at January 1, 2010	530,000
Granted and Issued	-
Exercised	-
Forfeited/expired/cancelled	-

Outstanding at March 31, 2010	530,000

Exercisable at March 31, 2010	342,000

Stock options outstanding at March 31, 2010 (all non-qualified) consist of:

Year		Number	Number	Exercise	Expiration
Granted		Outstanding	Exercisable	Price	Date

2001		150,000	150,000	$1.25	August 31, 2011
2005		6,000	6,000	$5.00	June 30, 2010
2005		40,000	40,000	$4.10	December 31, 2011
2007	(A)	160,000	96,000	$1.25	March 31, 2017
2007		12,000	12,000	$4.50	October 29, 2012
2008		6,000	6,000	$4.00	December 31, 2012
2008	(B)	150,000	30,000	$2.60	September 23, 2018
2008	(C)	6,000	2,000	$2.60	September 23, 2013
Totals		530,000	342,000

(A)  The 64,000 unvested options relating to the 2007 grant are scheduled to vest 32,000 on April 1, 2010 and 32,000 on April 1, 2011.

(B)  The 120,000 unvested options relating to the 2008 grant are scheduled to vest 30,000 on September 24, 2010 and then 30,000 on each September 24 in 2011, 2012 and 2013.

(C)  The 4,000 unvested options relating to the 2008 grant are scheduled to vest 2,000 on September 24, 2010 and 2,000 on September 24, 2011.

As of March 31, 2010 there was $303,541 of total unrecognized compensation cost relating to unexpired stock options. That cost is expected to be recognized $82,530 in 2010, $92,498 in 2011, $75,447 in 2012 and $53,066 in 2013.

NOTE 6 - COMMITMENTS

Leases

The Company leases its executive office in New York, New York under a ten-year lease entered into in February 2003. The Company also rents warehouse space in Jersey City, New Jersey under a month-to-month lease. The Company also leases office space in Muscat, Oman under a one year lease expiring December 31, 2010. Rent expense for the three months ended March 31, 2010 and 2009 was $33,219 and $28,135, respectively.

At March 31, 2010, the minimum future lease payments are as follows:

2010	42,600
2011	56,800
2012	56,800
2013	9,466
Total	$165,666

Employment Agreements

Omagine is obligated to pay its President and Chief Executive Officer an annual base salary of $125,000 through December 31, 2010 plus an additional amount based on a combination of net sales and earnings before taxes.

Omagine had been obligated to employ its Vice-President and Secretary under an employment agreement which was cancelled. Provided the Company is successful in signing the Development Agreement with the Government of Oman for the Omagine Project, the Company intends to enter into a new employment agreement with this individual.

Equity Financing Agreement

On December 22, 2008, Omagine entered into a Standby Equity Distribution Agreement (the "SEDA") with YA Global Investments, L.P. ("YA"). Pursuant to the terms of the SEDA, Omagine may, at its sole option and upon giving written notice to YA (a "Purchase Notice"), sell shares of its Common Stock (the "Shares")to YA ("Sales") at a per Share "Purchase Price" equal to 95% of the lowest daily volume weighted average price for a share of Omagine's Common Stock as quoted by Bloomberg, L.P. during the five (5) consecutive trading days following such Purchase Notice (the "Pricing Period"). The SEDA expires on April 30, 2011. During the term of the SEDA, the Company is not obligated to sell any Shares to YA but may, at its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equals up to $5,000,000 in the aggregate. YA is obligated to purchase such Shares from the Company subject to certain conditions including (i) Omagine filing a registration statement with the Securities and Exchange Commission (the "SEC") to register the Shares ("Registration Statement"), (ii) the SEC declaring such Registration Statement effective, (iii) periodic sales of Shares to YA must be separated by a time period equal to the Pricing Period, and (iv) the amount of any such individual periodic sale of Shares may not exceed $200,000. The Registration Statement filed by the Company with the SEC was declared effective by the SEC as of May 1, 2009 and its effective status expired on April 30, 2010. The Company intends to file a new registration statement with the SEC to continue to make Sales available to it pursuant to the SEDA. An aggregate of $4,220,000 remains available under the SEDA. All such Sales shall be made at the sole discretion of the Company.

Omagine Project

The Company's proposed Omagine Project is planned to be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the "Omagine Site") just west of the capital city of Muscat and nearby Muscat International Airport. The Company is awaiting the conclusion of the documentary process with respect to the Omagine Project and the signing of a Development Agreement with the Government of Oman.

The Omagine Project contemplates the integration of cultural, heritage, educational, entertainment and residential components, including a theme park and associated exhibition buildings, shopping and retail establishments, restaurants and several million square feet of residential development.

NOTE 7 - SUBSEQUENT EVENTS

Between April 1 and April 23, 2010, the Company sold 486,707 Shares of its Common Stock to YA pursuant to the SEDA for total gross proceeds of $175,000.

The Company has evaluated subsequent events through the filing date of this Form 10-Q and has determined that there were no additional subsequent events to recognize or disclose in these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Omagine, Inc. {formerly Alfa International Holdings Corp.}

I have audited the accompanying consolidated balance sheets of Omagine, Inc. and subsidiaries (the "Company") as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omagine, Inc. and subsidiaries as of December 31, 2009 and 2008 and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's present financial situation raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

April 14, 2010	By:	/s/ Michael T. Studer CPA P.C.
Freeport, New York

FINANCIAL STATEMENTS – December 31, 2009 and 2008

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2009	2008

CURRENT ASSETS:
Cash	$155,821	$49,511
Prepaid expenses and other current assets	-	40,774
Total Current Assets	155,821	90,285
PROPERTY AND EQUIPMENT:
Office and computer equipment	131,412	129,941
General plant	17,800	17,800
Furniture and fixtures	15,951	15,951
Leasehold improvements	866	866
Total	166,029	164,558
Less: Accumulated depreciation and amortization	(156,968)	(150,719)
Property and Equipment	9,061	13,839
OTHER ASSETS:
Other assets	13,606	13,749

TOTAL ASSETS:	$178,488	$117,873

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Convertible notes payable and accrued
interest	$313,464	$238,728
Accounts payable	455,724	356,368
Accrued officer payroll	327,000	72,500
Due officers and directors	10,153	26,335
Accrued expenses and other current liabilities	27,731	6,345
Total Current Liabilities	1,134,072	700,276

LONG-TERM LIABILITIES	-	-

TOTAL LIABILITIES	1,134,072	700,276
COMMITMENTS

STOCKHOLDERS' EQUITY:
Preferred stock:
$0.001 par value
Authorized: 850,000 shares,
Issued and outstanding: – 0 shares	-	-

Common stock:
$0.001 par value
Authorized: 50,000,000 shares and
75,000,000 shares, respectively
Issued and outstanding
10,660,904 and 9,277,527
shares respectively	10,661	9,278
Capital in excess of par value	18,030,176	17,290,331
Retained earnings (deficit)	(18,996,421)	(17,882,012)
Total Stockholders' Equity (Deficit)	(955,584)	(582,403)
Total Liabilities and Stockholders’
Equity	$178,488	$117,873

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008

REVENUES:
Net sales	$-	$-
Total revenues	$-	$-

COSTS AND EXPENSES:
Cost of sales	-	-
Selling, general and administrative	1,083,692	1,308,003

Total Costs and Expenses	1,083,692	1,308,003
OPERATING LOSS	(1,083,692)	(1,308,003)

Interest income	124	8,142
Interest expense	(30,841)	(7,769)
NET LOSS	$(1,114,409)	$(1,307,630)

BASIC AND DILUTED LOSS PER SHARE	$(.12)	$(.14)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING –
BASIC AND DILUTED	9,686,101	9,116,901

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

			Capital in	Retained
	Common Stock		Excess of	Earnings
	Shares	Par Value	Par Value	Deficit)

Balances at December 31,2007	9,108,488	9,109	$16,784,670	$(16,574,382)

Cancellation of Common Stock	(8,712)	(9)	9	-

Stock option expense	-	-	60,629	-

Issuance of Common Stock for
consulting services	2,230	2	7,499	-

Contribution of Common Stock
to 401K Plan	20,192	20	52,480	-

Issuance of Common Stock for
Cash	109,500	110	235,090	-

Issuance of Common Stock for
commitment fees	45,830	46	149,954	-

Net loss	-	-	-	(1,307,630)
Balances at December 31,2008	9,277,527	$9,278	$17,290,331	$(17,882,012)

Contribution of Common Stock
to 401K Plan	72,500	72	72,428	-

Stock Option Expense	-	-	112,328	-

Issuance of Common Stock
for cash	2,000	2	1,398	-

Sale of Stock Under Stock
Equity Distribution
Agreement	1,308,877	1,309	553,691	-

Net Loss	-	-	-	(1,114,409)
Balances at December 31,2009	10,660,904	$10,661	$18,030,176	$(18,996,421)

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(1,114,409)	$(1,307,630)
Adjustments to reconcile net loss to net cash
flows from operating activities:
Depreciation and amortization	6,249	10,731
Stock based compensation related to stock options	112,328	60,629
Issuance of common stock for Consulting services	-	7,501
Issuance of Common Stock for commitment fees	-	150,000
Issuance of Common Stock for 401K contribution	72,500	52,500
Changes in operating assets and liabilities:
Prepaid expenses and other current assets and other assets	40,917	(30,601)
Convertible notes payable	-	232,015
Accrued interest on convertible notes payable	24,736	6,713
Accounts payable	99,356	57,738
Accrued expenses and other current liabilities	21,386	(30,322)
Accrued officers payroll	254,500	(107,536)
Net cash flows used by operating activities	(482,437)	(898,262)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(1,471)	-
Net cash flows used by investing activities	(1,471)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from officers and directors	(16,182)	(572)
Proceeds from issuance of common stock	556,400	225,000
Proceeds from exercise of common stock options
and warrants	-	10,200

Issuance of convertible notes payable	50,000	-
Net cash flows from financing activities	590,218	234,628

NET CHANGE IN CASH	106,310	(663,634)

CASH BEGINNING OF YEAR	49,511	713,145
CASH END OF YEAR	$155,821	$49,511

SUPPLEMENTAL CASH FLOW INFORMATION:

Income taxes paid	$-	$-
Interest paid	$-	$1,056

NON-CASH FINANCING ACTIVITIES:
Issuance of convertible notes payable in satisfaction
of accrued officer payroll	$-	$182,015

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation - The consolidated financial statements include the accounts of Omagine, Inc. ("Omagine") (formerly Alfa International Holdings Corp.) and its wholly- owned subsidiaries, Journey of Light, Inc. ("JOL"),Omagine, LLC, Contact Sports, Inc. ("Contact") and Ty-Breakers Corp. ("Ty- Breakers"), collectively referred to as the "Company". On March 26, 2008 Contact and Ty-Breakers were merged with and into Omagine. On November 23, 2009, Omagine LLC ("LLC"), a foreign corporation, was organized in the Sultanate of Oman. LLC is presently owned 95% by Omagine and 5% by JOL. LLC's ownership is expected to be reduced to a majority 50.5% ownership by Omagine by the sale of newly issued common stock of LLC to four minority investors purchasing an aggregate of 49.5% of LLC for a total of $109.3 million. All inter-company transactions have been eliminated in consolidation.

Nature of the Business - Omagine is a holding company which operates through its subsidiaries, JOL and LLC. Both JOL and LLC are in the real estate development business. LLC is the local real estate development company established to do business in Oman.

Financial Instruments - Financial instruments include cash, convertible notes payable and accrued interest, accounts payable, accrued officer payroll, due officers and directors, and accrued expenses and other current liabilities. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information available to management.

Estimates and Uncertainties - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

Revenue Recognition - The Company follows the guidelines of SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB101). Revenue from the sale of products at Contact and Ty-Breakers was recognized upon shipment when goods were shipped to customers from the Company's outside warehouse. Products produced and sold by Contact and Ty-Breakers carried an implied warranty of merchantability and fitness for purpose only, and, except in the case of manufacturing defects, customers did not have the right to return products sold. Products sold on a "guaranteed sale" or "consignment" basis were maintained on Contact's records as inventory until they were paid for by the customer at which time the revenue was recognized. In the event that a subsidiary of the Company signs a development agreement with the Government of Oman, such subsidiary will recognize revenue ratably over the development period, measured by methods appropriate to the services or products provided.

Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets.

Income Taxes - The Company is subject to income taxes at both the federal and state level. Separate state income tax returns are filed with each state in which the Company is incorporated or qualified as a foreign corporation. The Company is not presently subject to income taxes in any foreign country.

Deferred tax assets and liabilities are recognized based on differences between the book and tax bases of assets and liabilities using presently enacted income tax rates. The Company establishes a provision for income taxes by applying the provisions of the applicable enacted tax laws to taxable income, if any, for that period. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

STOCK-BASED COMPENSATION:

Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification ("ASC") 718, "Compensation - Stock Compensation".

For stock options granted, we have recognized compensation expense based on the estimated grant date fair value method using the Black-Scholes valuation model. For these awards, we have recognized compensation expense using a straight-line amortization method. ASC 718 requires that stock-based compensation expense be based on awards that are ultimately expected to vest. Stock option expense for the years ended December 31, 2009 and 2008 were $112,328 and $60,629 respectively.

Net Loss Per Share - Basic and diluted loss per share are based upon the weighted-average number of common shares outstanding during the period. The computation of diluted earnings per share does not assume the conversion, exercise or contingent issuance of securities that would have an anti- dilutive effect on loss per share.

NOTE 2 - GOING CONCERN AND LIQUIDITY:

At December 31, 2009, the negative working capital of the Company was $978,251. Further, the Company incurred net losses of $1,114,409 and $1,307,630 for the years ended December 31, 2009 and 2008 respectively. These factors raise substantial doubt about its ability to continue as a going concern. The continued existence of the Company is dependent upon its ability to execute its business plan and attain profitable operations.

NOTE 3 - CONVERTIBLE NOTES PAYABLE:

On August 22, 2008, the Company issued a total of $232,015 of convertible notes payable (the "Convertible Notes") to the Company's president and secretary in satisfaction of $182,015 accrued payroll due them and a $50,000 loan payable due to the Company's president for a cash loan to the Company made on August 14, 2008.

The Convertible Notes bear interest at a rate of 8% per annum, were due February 28, 2009, and both principal and interest are convertible at the option of the holders into shares of the Company's common stock at a conversion price of $2.00 per share. The Convertible Notes are now due upon demand and continue to accrue interest.

On March 1, 2009 and March 17, 2009, the Company issued a total of $50,000 of convertible promissory notes ("Promissory Notes") to three investors in exchange for cash loans to the Company in the amount of $50,000. The Promissory Notes bear interest at a rate of 15% per annum, are due February 28, 2010 and March 16, 2010, respectively, and both principal and interest are convertible at the option of the holders into shares of the Company's common stock at the conversion price of $2.50 per share.

NOTE 4 - COMMON STOCK

In June of 2008, the Company issued 1,230 shares of its Common Stock in payment of an account payable.

In August and September of 2008, the company sold 37,500 shares of Common Stock for total proceeds of $75,000.

In December of 2008, the Company issued 20,192 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan; issued 45,830 shares of Common Stock as the commitment fee for the Standby Equity Distribution Agreement; sold 60,000 shares of Common Stock for proceeds of $150,000; and sold 12,000 shares of Common Stock for total proceeds of $10,200 pursuant to the exercise of stock options by two directors.

In March of 2009 the Company issued and contributed 72,500 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan.

In August of 2009, the Company sold 2,000 shares of Common Stock to a Director of the Company at a price of $0.70 per share for proceeds of $1,400.

From May through December of 2009 the Company issued a total of 1,308,877 shares of Common Stock for proceeds of $555,000 under the Standby Equity Agreement with YA Global Investments, L.P. (See Note 8)

On December 30, 2009 Omagine's stockholders authorized the Board of Directors to effect a 1-for-100 reverse stock split immediately followed by a 20-for-1 forward stock split of the Company's Common Stock (collectively, the "Stock Splits"). The Stock Splits resulted in a net reduction of 42,643,614 shares of Common Stock leaving 10,660,904 shares of Common

Stock outstanding as of December 31, 2009. The shareholders also authorized the Board of Directors to reduce the Common Stock authorized from 75,000,000 to 50,000,000 shares. The accompanying financial statements have been retroactively adjusted to reflect the Stock Splits.

Note 5 - STOCK OPTIONS

On September 20, 2007, the Company registered 2.5 million shares of its Common Stock reserved for issuance under the Alfa International Corp. 2003 Stock Option Plan, renamed the Omagine, Inc. 2003 Stock Option Plan by ratification of shareholders on December 30, 2009 (the "Plan") for resale by filing a registration statement with the SEC on Form S-8. This registration statement did not increase either the total number of shares outstanding or the number of shares reserved for issuance under the Plan. The adoption of the Plan was approved by the Board of Directors in March 2004 and ratified by the Company's shareholders on September 1, 2004.

In 2007 and 2008, the Company issued a total of 18,000 non- qualified stock options to three individuals in connection with their continued service as independent outside directors. As of the date hereof all 18,000 of such options are vested and 12,000 of such options are exercisable at a price of $4.50 per share and 6,000 are exercisable at a price of $4.00 per share.

In September of 2008, the Company issued 156,000 non-qualified stock options to two officers and the Company's controller. The 124,000 unvested options at December 31, 2009 for the officers are scheduled to vest 32,000 on September 24, 2010, 32,000 on September 24, 2011, 30,000 on September 24, 2012, and 30,000 on September 24, 2013.

The Plan is designed to attract, retain and motivate employees, directors, consultants and other professional advisors of the Company and its subsidiaries (collectively, the "Recipients") by giving such Recipients the opportunity to acquire stock ownership in the Company through the issuance of stock options to purchase shares of the Company's Common Stock.

On December 30, 2009, the shareholders authorized the Board of Directors to change the name of the Stock Option Plan to the Omagine, Inc. 2003 Stock Option Plan and to reserve 2,500,000 shares of Common Stock for issuance under the Plan.

A summary of stock option activity, adjusted for the effect of Stock Splits, is as follows

	Year Ended December 31,
	2009	2008
	Stock Options	Stock Options

Outstanding at January 1	530,000	380,000
Granted and Issued	-	162,000
Exercised	-	(12,000)
Forfeited/expired/cancelled	-	-

Outstanding at December 31	530,000	530,000
Exercisable at December 31	340,000	270,000

Stock options outstanding at December 31, 2009 (all non -qualified) consist of:

Year		Number	Number	Exercise	Expiration
Granted		Outstanding	Exercisable	Price	Date

2001		150,000	150,000	$1.25	August 31, 2011
2005		6,000	6,000	$5.00	June 30, 2010
2005		40,000	40,000	$4.10	December 31, 2011
2007	(A)	160,000	96,000	$1.25	March 31, 2017
2007		12,000	12,000	$4.50	October 29, 2012
2008	(B)	6,000	4,000	$4.00	December 31, 2012
2008	(C)	150,000	30,000	$2.60	September 23, 2018
2008	(D)	6,000	2,000	$2.60	September 23, 2018
Totals		530,000	340,000

(A)	The 64,000 unvested options relating to the 2007 grant are scheduled to vest 32,000 on April 1, 2010 and 32,000 on April 1, 2011.

(B)         The 2,000 unvested options relating to the 2008 grant will vest on January 1, 2010.

(C)
The 120,000 unvested options relating to the 2008 grant are scheduled to vest 30,000 on September 24, 2010 and then 30,000 on each September 24 in 2011, 2012 and 2013. (D) The 4,000 unvested options relating to the 2008 grant are scheduled to vest 2,000 on September 24, 2010, and 2,000 on September 24, 2011.

As of December 31, 2009, there was $331,051 of total unrecognized compensation cost relating to unexpired stock options. That cost is expected to be recognized $110,040 in 2010, $92,498 in 2011, $75,447 in 2012, and $53,066 in 2013.

NOTE 6 - INCOME TAXES:

Deferred tax assets are comprised of the following:

	December 31
	2009	2008
Federal net operating loss
carry forwards	$4,892,000	$4,375,000
State net operating loss
carry forwards, net of
federal tax benefit	630,000	630,000
	5,522,000	5,005,000
Less: Valuation allowance	5,522,000	5,005,000
Total	$-	$-

The Company's effective tax rate differs from the expected federal income tax rate due to changes in the valuation allowance at December 31, 2009 and 2008.

Management has determined, based on the Company's current condition, that a full valuation allowance is appropriate at December 31, 2009.

At December 31, 2009, the Company had Federal net operating loss carry forwards of approximately $13,977,000, expiring in various amounts from fiscal year 2010 to fiscal year 2029. The Company's issuance of shares during fiscal 1995 and subsequent thereto resulted in a "Change of Ownership" as defined by the Internal Revenue Code of 1986, which significantly limits the Company's use of these net operating loss carry forwards.

NOTE 7 - SEGMENT INFORMATION:

Omagine is a holding company that operates through its wholly owned subsidiaries. Since its acquisition of Journey of Light, Inc. ("JOL") in October 2005, the Company has reported results in two business segments: real estate development and apparel.

The real estate development business of the Company is conducted through its wholly owned subsidiaries, JOL and LLC. LLC is presently finalizing negotiations with the Government of Oman with respect to a proposed tourism related development project in Oman.

Prior to its discontinuance in March 2008, the apparel business of the Company was conducted primarily through its wholly owned subsidiaries Contact and Ty-Breakers.

Summarized financial information by business segment for the fiscal years ended December 31, 2009 and December 31, 2008 is as follows:

	2009	2008
Revenue:
Real Estate Development	$-	$-
Apparel	-	-
Total	$-	$-
Operating Expenses:
Real Estate Development	$243,056	$247,659
Apparel	-	-
Corporate	840,636	1,060,344
Total	$1,083,692	$1,308,003
Operating Loss:
Real Estate Development	$(243,056)	$(247,659)
Apparel	-	-
Corporate	(840,636)	(1,060,344)
Total	$(1,083,692)	$(1,308,003)

Identifiable Assets:
Real Estate Development	$53,212	$40,833
Apparel	-	-
Corporate	125,276	77,040
Total	$178,488	$117,873

Capital Expenditures:
Real Estate Development	$1,471	$-
Apparel	-	-
Corporate	-	-
Total	$1,471	$-

Depreciation and Amortization:
Real Estate Development	$294	$752
Apparel	-	-
Corporate	5,955	9,979
Total	$6,249	$10,731

Geographic Information – net sales:
United States	$-	$-
	$-	$-

Operating loss is total revenue less operating expenses, which includes: cost of sales, selling, general and administrative expenses, and other corporate expenses.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its executive office in New York, New York under a ten-year lease entered into in February 2003. Rent expense for the Company's executive offices for 2009 and 2008 was $88,127 and $74,934 respectively. The Company also rents warehouse space in Jersey City, New Jersey under a month to month lease. Rent expense for the warehouse space for 2009 and 2008 was $12,075 and $13,427, respectively. The Company also leases office space in Muscat, Oman under a one year lease expiring December 31, 2010.

At December 31, 2009, the minimum lease payments under non- cancelable operating leases are as follows:

2010	$56,800
2011	56,800
2012	56,800
Thereafter	9,466
Total	$179,866

Employment Agreements

Omagine is obligated to pay its President and Chief Executive Officer an annual base salary of $125,000 through December 31, 2010 plus an additional amount based on a combination of net sales and earnings before taxes.

Omagine had been obligated to employ its Vice-President and Secretary under an employment agreement which was cancelled. Provided the Company is successful in signing the Development Agreement with the Government of Oman for the Omagine Project, the Company intends to enter into a new employment agreement with this individual.

Equity Financing Agreement

On December 22, 2008, Omagine entered into a Standby Equity Distribution Agreement (the "SEDA") with YA Global Investments, L.P.("YA").Pursuant to the terms of the SEDA Omagine may, at its sole option and upon giving written notice to YA (a "Purchase Notice"),sell shares of its Common Stock to YA (the "Shares") at a "Purchase Price" equal to 95% of the lowest daily volume weighted average price for a share of Omagine's Common Stock as quoted by Bloomberg, L.P. during the five (5) consecutive trading days following such Purchase Notice (the "Pricing Period"). During the term of the SEDA, the Company is not obligated to sell any Shares to YA but may, at its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equals five million dollars ($5,000,000). YA is obligated to purchase such Shares from the Company subject to certain conditions including (i) Omagine filing a registration statement with the Securities and Exchange Commission (the "SEC") to register the Shares ("Registration Statement"), (ii) the SEC declaring such Registration Statement effective, (iii) periodic sales of Shares to YA must be separated by a time period equal to the Pricing Period, and (iv) the amount of any such individual periodic sale of Shares may not exceed two hundred thousand Dollars ($200,000). The Company has filed the Registration Statement with the SEC and the SEC has declared such Registration Statement to be effective as of May 1, 2009. The SEDA expires on April 30, 2011. All sales of Shares pursuant to the SEDA shall be made at the discretion of the Company.

Omagine Project

The Company's proposed Omagine Project is planned to be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the "Omagine Site") just west of the capital city of Muscat and nearby Muscat International Airport. The Company is awaiting the conclusion of the documentary process with respect to the Omagine Project and the signing of a Development Agreement with the Government of Oman.

The Omagine Project contemplates the integration of cultural, heritage, educational, entertainment and residential components, including a theme park and associated exhibition buildings, shopping and retail establishments, restaurants and several million square feet of residential development.

NOTE 9 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the filing date of this Form 10-K and has determined that there were no material subsequent events to recognize or disclose in these financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense:	Amount
SEC Registration Fee	$155
Accounting fees and expenses	$500
Legal fees and expenses	$10,000*
Miscellaneous	$250*
Total	10,905*
*Estimated

Item 14.	Indemnification of Directors and Officers

Under our Certificate of Incorporation, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

• Any breach of their duty of loyalty to our Company or our stockholders.
• Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
• Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.
• Any transaction from which the director derived an improper personal benefit.

We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Certificate of Incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.               Recent Sales of Unregistered Securities.

On December 22, 2008, the Company entered into a Standby Equity Distribution Agreement (the "SEDA") with YA Global Investments, L.P. ("YA"). The term of the SEDA is for two years and pursuant to its terms Omagine may, at its discretion, periodically sell to YA shares of its common stock, par value $0.001 per share (the "Common Stock") in up to $200,000 tranches of equity for a total purchase price over the term of the SEDA of up to five million dollars ($5,000,000). For each share of Common Stock purchased under the SEDA, YA will pay to Omagine ninety- five percent (95%) of the lowest daily volume weighted average price of Omagine's Common Stock as quoted by Bloomberg, LP, during the five (5) consecutive Trading Days after the date Omagine provides an Advance Notice to YA (as such terms are defined in the SEDA). YA's obligation to purchase shares of Common Stock under the SEDA is subject to certain conditions, including (i) Omagine obtaining an effective registration statement for shares of Common Stock sold under the SEDA and (ii) the amount for each equity tranche designated by Omagine not exceeding two hundred thousand dollars ($200,000).

In connection with the foregoing, and with the issuance by us of the shares of common stock listed below, we relied upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers or directors of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the below- referenced persons, we made independent determinations that all of the below-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the below-referenced persons were provided with access to our Securities and Exchange Commission filings. Only the 2009 sales of Common Stock listed below give effect to the Stock Splits.

In March of 2009 the Company issued and contributed 72,500 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan.

In August of 2009, the Company sold 2,000 shares of Common Stock to a Director of the Company at a price of $0.70 per share for proceeds of $1,400.

In December of 2008 the Company issued 229,148 shares of its Common Stock to YA as a fee.

In June of 2008 the Company issued 6,148 shares of its Common Stock at $1.22 per share in a private placement to an individual in payment of an account payable to this individual in the amount of $7,500.56.

In August of 2008 the Company sold 125,000 shares of the Company’s common stock at $.40 per share to Salvatore J. Bucchere, a director of the Company in a private placement and received proceeds of $50,000.

In September of 2008 the Company sold 62,500 shares of the Company’s common stock at $.40 per share to Robert Goldstine in a private placement and received proceeds of $25,000.

In December of 2008 the Company sold 300,000 shares of the Company’s common stock at $.50 per share to Mohammed K. Al-Sada in a private placement and received proceeds of $150,000.

In December of 2008 the Company issued 100,960 shares of its Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan.

In December of 2008 the Company issued 30,000 shares of its Common Stock to Salvatore J. Bucchere, a director, upon his exercise of 30,000 stock options at an exercise price of $0.17 per share.  The Company received proceeds of $5,100 from Mr. Bucchere.

In December of 2008 the Company issued 30,000 shares of its Common Stock to Kevin O’C. Green, a director, upon his exercise of 30,000 stock options at an exercise price of $0.17 per share.  The Company received proceeds of $5,100 from Mr. Green.

In February 2007, we sold 250,000 shares of our common stock at $0.10 per share in a private placement to an accredited investor and sold an additional 50,000 shares of our common stock at $0.50 per share to the same individual in May 2007. We received aggregate proceeds of $50,000 from these two sales.

In February 12, 2007, the Company issued 6,250 shares of common stock to a director, Mr. Kevin Green in payment of $750 of legal fees.

On March 29, 2007 we sold 2,000,000 shares of our common stock at $0.10 per share in a private placement to an accredited investor and received proceeds of $200,000.

In March 2007, the Company issued 2,600,303 shares of common stock to two parties (one of whom is a director and one of whom is a consultant) in satisfaction of $260,030 of accounts payable.

In March 2007, the Company sold 50,000 shares of common stock at $0.10 per share to a director, Mr. Salvatore J. Bucchere, in a private placement and received proceeds of $5,000.

In February and March 2007, the Company issued a total of 2,737,629 shares of its Common Stock to the holder of the Convertible Debentures in satisfaction of $175,000 of principal amount of the Debentures and $42,651 of accrued interest.

In July 2007 we issued 79,161 shares of our common stock to the holder of the debenture warrant pursuant to the cashless exercise thereof by such holder. The Company received no proceeds from the exercise of the debenture warrant.

In July and August 2007, the Company issued a total of 430,312 Shares of its Common Stock to holders of 10,500 shares of Series B Preferred Stock upon conversion of such Series B Preferred Stock by the holders thereof.

During July and August 2007 the Company issued 1,380,167 shares of its common stock to holders of its $0.75 Warrants upon exercise thereof. The Company received $1,035,125 in proceeds from the exercise of such $0.75 Warrants.

In September 2007, the Company issued 200,000 shares of its common stock to an investor relations consultant in satisfaction of an $82,000 account payable due to the consultant.

On September 28, 2007, the Company redeemed all 76,437 Series B Preferred Shares then outstanding and issued a total of 3,170,629 shares of its common stock to the holders thereof in exchange for such Series B Preferred Shares and all accumulated dividends thereon.

In December 2007 the Company issued 20,000 shares of the Company's common stock to the holder of a $0.20 warrant upon the exercise of such warrant and the Company received $4,000 from the holder of such warrant.

On December 7, 2007 the Company sold 500,000 shares of its common stock at $1.00 per share to an accredited investor in a private placement and received proceeds of $500,000.

Item 16.	Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean Omagine, Inc., a Delaware corporation.

Exhibit Numbers	Description

3(i)	Certificate of Incorporation of the Company (1)
3(ii)	By-laws of the Company (1)
3.1	Amendments to the Certificate of Incorporation of the Company (1)(2)(3)
3.12	Amendment to the Certificate of Incorporation of the Company dated December 30, 2009 (8)
3.2	Certificate of Ownership and Merger (3)
5.1	Legal Opinion of Sichenzia Ross Friedman Ference LLP *
10.1	The CCIC and CCC Agreement (3)
10.2	The Standby Equity Distribution Agreement (4)
10.3
The Memorandum of Understanding by and between Omagine, Inc., Journey of Light, Inc., Consolidated Contractors International Company, S.A. and Omani Union Real estate Development Company LLC dated June 8, 2008 (5)

10.4	The Memorandum of Understanding by and between Omagine, Inc., Journey of Light, Inc., Consolidated Contractors International Company, S.A. and Mohammed Nasser dated May 26, 2008 (5)
10.5	The Memorandum of Understanding by and between Omagine, Inc., Journey of Light, Inc., Consolidated Contractors International Company, S.A. and Royal Court Affairs dated June 26, 2008 (5)
10.6	The Memorandum of Understanding by and between Journey of Light, Inc. and Bank Muscat, SAOG. dated November 21, 2007 (5)
10.7	Lease agreement expiring February 28, 2013 between Contact Sports, Inc. and the Empire State Building LLC (9)
10.8	Employment Agreement between Omagine Inc. (formerly Alfa International Corp.) and Frank J. Drohan dated as of September 1, 2001 (7)
10.9	Employment Agreement between Omagine Inc. (formerly Alfa International Corp.) and Charles Kuczynski dated as of September 1, 2001 (7)
10.10	Exhibit J to the proposed Shareholders’ Agreement among the shareholders of Omagine LLC (8)
10.11	The Hamdan Amendment Agreement *
10.12	The Registration Rights Agreement (4)
14	The Code of Ethics (3)
21	Subsidiaries of the registrant (8)
23.1	Consent of Michael T. Studer CPA P.C. *
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1) *
24.1	Power of Attorney (included on signature page)
99.1	The Omagine Inc. 401(k) Adoption Agreement (6)
99.2	The Approval Letter dated April 30, 2008 (English Translation) (5)
99.3	The Acceptance Letter dated May 31, 2008 (5)
99.4	Amended Omagine Inc. 2003 Stock Option Plan (8)
*Filed herewith

(1)
Previously filed with the Securities and Exchange Commission on November 18, 2005 as an exhibit to the Company’s quarterly report on Form 10-QSB for the period ended September 30, 2005 and incorporated herein by reference thereto.

(2)	Previously filed with the Securities and Exchange Commission on June 25, 2007 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.

(3)
Previously filed with the Securities and Exchange Commission on April 14, 2008 as an exhibit to the Company’s Report on Form 10-KSB for the fiscal year ended December 31, 2007 and incorporated herein by reference thereto.

(4)	Previously filed with the Securities and Exchange Commission on December 31, 2008 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.

(5)	Previously filed as exhibits to the Company’s Registration Statement on Form S-1 (File No. 333-156928) filed with the Securities and Exchange Commission and incorporated herein by reference thereto.

(6)
Previously filed with the Securities and Exchange Commission on February 25, 2009 as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated herein by reference thereto.

(7)
Previously filed with the Securities and Exchange Commission on April 15, 2002 as an exhibit to the Company’s Report on Form 10-KSB for the fiscal year ended December 31, 2001 and incorporated herein by reference thereto.

(8)
Previously filed with the Securities and Exchange Commission on April 14, 2010 as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated herein by reference thereto.

(9)
Previously filed with the Securities and Exchange Commission on November 9, 2009 as an exhibit to the Company’s Report on Form 10-K/A amending the Company’s Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission on February 25, 2009, and incorporated herein by reference thereto.

Item 17.               Undertakings

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

 (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to the Rule 424;

2.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

3.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

4.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration  statement or made in any document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on May 25, 2010.

OMAGINE, INC.
A Delaware corporation

By:	/s/ Frank J. Drohan
Frank J. Drohan
Its:	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Frank J. Drohan his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank J. Drohan	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)	May 25, 2010
Frank J. Drohan

/s/ William Hanley	Controller and Principal Accounting Officer	May 25, 2010
William Hanley

/s/ Charles P. Kuczynski	Vice-President, Secretary and Director	May 25, 2010
Charles P. Kuczynski

/s/ Salvatore J. Bucchere	Director	May 25, 2010
Salvatore J. Bucchere
/s/ Kevin O’C. Green	Director	May 25, 2010
Kevin O’C. Green

/s/ Louis J. Lombardo	Director	May 25, 2010
Louis J. Lombardo